Exhibit 4.1

EXECUTION

J. Crew Operating Corp.

9 3/4% SENIOR SUBORDINATED NOTES DUE 2014

INDENTURE

DATED AS OF March 18, 2005

U.S. Bank National Association

TRUSTEE

ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.	Definitions.

Section 1.02.	Other Definitions

Section 1.03.	Rules of Construction

ARTICLE 2
THE NOTES

Section 2.01.	Form and Dating

Section 2.02.	Execution and Authentication

Section 2.03.	Registrar and Paying Agent

Section 2.04.	Paying Agent to Hold Money in Trust

Section 2.05.	Holder Lists

Section 2.06.	Global Note Provisions

Section 2.07.	Legends

Section 2.08.	Transfer and Exchange

Section 2.09.	Replacement Notes

Section 2.10.	Outstanding Notes

Section 2.11.	Treasury Notes

Section 2.12.	Temporary Notes

Section 2.13.	Cancellation

Section 2.14.	Defaulted Interest

Section 2.15.	Record Date

Section 2.16.	Computation Of Interest

Section 2.17.	CUSIP Number

Section 2.18.	Additional Notes

ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01.	Notices to Trustee

Section 3.02.	Selection of Notes to be Redeemed or Purchased

Section 3.03.	Notice of Redemption

Section 3.04.	Effect of Notice of Redemption

Section 3.05.	Deposit of Redemption or Purchase Price

Section 3.06.	Notes Redeemed or Purchased in Part

Section 3.07.	Optional Redemption

Section 3.08.	Mandatory Redemption

Section 3.09.	Asset Sale Offers

ARTICLE 4
COVENANTS

Section 4.01.	Payment of Notes

Section 4.02.	Maintenance of Office or Agency

Section 4.03.	Commission Reports

Section 4.04.	Compliance Certificate

Section 4.05.	Taxes

Section 4.06.	Stay, Extension and Usury Laws

Section 4.07.	Restricted Payments

Section 4.08.	Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

Section 4.09.	Incurrence of Indebtedness and Issuance of Preferred Stock

Section 4.10.	Asset Sales

Section 4.11.	Transactions with Affiliates

Section 4.12.	Liens

Section 4.13.	Offer to Purchase Upon a Change of Control

Section 4.14.	Corporate Existence

Section 4.15.	Business Activities

Section 4.16.	No Layering of Debt

Section 4.17.	Additional Note Guarantees

ARTICLE 5
SUCCESSORS

Section 5.01.	Merger, Consolidation of Sale of Assets

Section 5.02.	Successor Corporation Substituted

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01.	Events of Default

Section 6.02.	Acceleration

Section 6.03.	Other Remedies

Section 6.04.	Waiver of Past Defaults

Section 6.05.	Control by Majority

Section 6.06.	Limitation on Suits

Section 6.07.	Rights of Holders of Notes to Receive Payment

Section 6.08.	Collection Suit by Trustee

Section 6.09.	Trustee May File Proofs of Claim

Section 6.10.	Priorities

Section 6.11.	Undertaking for Costs

ARTICLE 7
TRUSTEE

Section 7.01.	Duties of Trustee

Section 7.02.	Rights of Trustee

Section 7.03.	Individual Rights of Trustee

Section 7.04.	Trustee’s Disclaimer

Section 7.05.	Notice of Defaults

Section 7.06.	Reports by Trustee to Holders of the Notes

Section 7.07.	Compensation and Indemnity

Section 7.08.	Replacement of Trustee

Section 7.09.	Successor Trustee by Merger, Etc

Section 7.10.	Eligibility; Disqualification

Section 7.11.	Preferential Collection of Claims Against the Company

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01.	Option to Effect Legal Defeasance or Covenant Defeasance

Section 8.02.	Legal Defeasance and Discharge

Section 8.03.	Covenant Defeasance

Section 8.04.	Conditions to Legal or Covenant Defeasance

Section 8.05.	Deposited Money and U.S

Section 8.06.	Repayment to the Company

Section 8.07.	Reinstatement

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.	Without Consent of Holders of the Notes

Section 9.02.	With Consent of Holders of Notes

Section 9.03.	Revocation and Effect of Consents

Section 9.04.	Notation on or Exchange of Notes

Section 9.05.	Trustee to Sign Amendments, Etc

ARTICLE 10
SUBORDINATION

Section 10.01.	Agreement to Subordinate

Section 10.02.	Liquidation; Dissolution; Bankruptcy

Section 10.03.	Default On Designated Senior Debt

Section 10.04.	Acceleration of Notes

Section 10.05.	When Distribution Must Be Paid Over

Section 10.06.	Notice by the Company

Section 10.07.	Subrogation

Section 10.08.	Relative Rights

Section 10.09.	Subordination May Not Be Impaired by the Company

Section 10.10.	Distribution or Notice of Representative

Section 10.11.	Rights of Trustee and Paying Agent

Section 10.12.	Authorization to Effect Subordination

Section 10.13.	Amendments

Section 10.14.	Reliance by Holders of Senior Debt on Subordination Provisions

ARTICLE 11
COLLATERAL AND SECURITY

Section 11.01.	Security Documents

Section 11.02.	Release of Collateral

Section 11.03.	Certificates of the Trustee

Section 11.04.	Authorization of Actions to Be Taken by the Trustee Under the Security Documents

Section 11.05.	Authorization of Receipt of Funds by the Trustee Under the Security Documents

Section 11.06.	Termination of Security Interest

v

Section 11.07.	Collateral Agent

Section 11.08.	Designations

ARTICLE 12
NOTE GUARANTEES

Section 12.01.	Note Guarantees

Section 12.02.	Execution and Delivery of the Note Guarantees

Section 12.03.	Guarantors May Consolidate, etc., on Certain Terms

Section 12.04.	Releases of Note Guarantees

Section 12.05.	Limitation on Guarantor Liability

Section 12.06.	“Trustee” to Include Paying Agent

Section 12.07.	Subordination of Note Guarantees

ARTICLE 13
SATISFACTION AND DISCHARGE

Section 13.01.	Satisfaction and Discharge

Section 13.02.	Application of Trust Money

ARTICLE 14
MISCELLANEOUS

Section 14.01.	Trust Indenture Act

Section 14.02.	Notices

Section 14.03.	Certificate and Opinion as to Conditions Precedent

Section 14.04.	Statements Required in Certificate or Opinion

Section 14.05.	Rules by Trustee and Agents

Section 14.06.	No Personal Liability of Directors, Officers, Employees, Organizers and Members

Section 14.07.	Governing Law

Section 14.08.	No Adverse Interpretation of Other Agreements

Section 14.09.	Successors

Section 14.10.	Severability

Section 14.11.	Counterpart Originals

Section 14.12.	Table of Contents, Headings, Etc

Section 14.13.	Entire Agreement

EXHIBITS

EXHIBIT A	FORM OF NOTE

EXHIBIT B	FORM OF NOTE GUARANTEE

EXHIBIT C	FORM OF SUPPLEMENTAL INDENTURE

EXHIBIT D	FORM OF CERTIFICATE FOR TRANSFER TO QIB

EXHIBIT E	FORM OF CERTIFICATE FOR TRANSFER PURSUANT TO RULE 144

Indenture, dated as of March 18, 2005 among J. Crew Operating Corp., a Delaware corporation, as issuer, the Guarantors (as defined herein), and U.S. Bank National Association, as trustee.

The parties hereto agree as follows for the benefit of each other and for the equal and ratable benefit of the holders of the J. Crew Operating Corp.’s 9 3/4% Senior Subordinated Notes due 2014:

ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01.     Definitions.

“Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary of the Company in a Permitted Business.

“Additional Note Board Resolutions” means resolutions duly adopted by the Board of Directors of the Company and delivered to the Trustee in an Officer’s Certificate providing for the issuance of Additional Notes.

“Additional Notes” means the Company’s 9 3/4% Senior Subordinated Notes originally issued after the Issue Date pursuant to Section 2.18, including any replacement Notes as specified in the relevant Additional Note Board Resolutions.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. Beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.  No Person in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Agent” means any Registrar, Paying Agent, co-registrar or additional paying agent.

“Asset Sale” means (i) the sale, lease (other than an operating lease), conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business (provided that the sale, lease (other than an operating lease), conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of this Indenture described in Section 4.13 and Section 5.01 and not by the provisions of Section 4.10 of this Indenture, and (ii) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary of the Company).

Notwithstanding the preceding, none of the following items shall be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4) the sale or lease of products, services or accounts receivable (including at a discount) in the ordinary course of business and any sale or other disposition of damaged, worn-out, negligible, surplus or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of Cash Equivalents;

(6) a Restricted Payment that does not violate Section 4.07 of this Indenture or is a Permitted Investment;

(7) a sale and leaseback transaction with respect to any assets within 180 days of the acquisition of such assets;

(8) any exchange of like-kind property of the type described in Section 1031 of the Internal Revenue Code of 1986 for use in a Permitted Business;

(9) the sale or disposition of any assets or property received as a result of a foreclosure by the Company or any of its Restricted Subsidiaries on any secured Investment or any other transfer of title with respect to any secured Investment in default;

(10) the licensing of intellectual property in the ordinary course of business or in accordance with industry practice;

(11) the sale, lease, conveyance, disposition or other transfer of (a) the Capital Stock of, or any Investment in, any Unrestricted Subsidiary or (b) Permitted Investments made pursuant to clause (xxii) of the definition of “Permitted Investments”;

(12) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(13) leases or subleases to third persons in the ordinary course of business that do not interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries;

(14) sales of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction to a Receivables Subsidiary for the Fair Market Value thereof, less amounts required to be established as reserves and customary discounts pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transactions; and

(15) transfers of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in good faith by a responsible financial or accounting officer of the Company.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Black Canyon Credit Facility” means the Loan Agreement, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, extended, modified, renewed, refunded, replaced or refinanced from time to time, whether or not by the same or any other agent, lender or group of lenders.

“Board of Directors” means, with respect to any Person, the board of directors, management committee or similar governing body of such Person or any duly authorized committee thereof.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership (whether general or limited) or membership interests and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(i) United States dollars or any other currencies held from time to time in the ordinary course of business;

(ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;

(iii) direct obligations issued by any state of the United States of America or any political subdivision of any such state, or any public instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition;

(iv) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Congress Credit Facility or with any domestic commercial bank that is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and has Tier 1 Capital (as defined in such regulations) of not less than $250.0 million;

(v) repurchase obligations with a term of not more than one year for underlying securities of the types described in clauses (ii) and (iv) above entered into with any financial institution meeting the qualifications specified in clause (iv) above;

(vi) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and, in each case, maturing within 12 months after the date of acquisition;

(vii) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from Standard & Poor’s Rating Services or “A2” or higher from Moody’s Investors Service, Inc. with maturities of 12 months or less from the date of acquisition; and

(viii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vi) of this definition.

“Change of Control” means the occurrence of any of the following:

(i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than Permitted Holders;

(ii) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Permitted Holders, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the Voting Stock of the Company (measured by voting power rather than number of shares); provided, however, for purposes of this clause (iii), each Person will be deemed to beneficially own any Voting Stock of another Person held by one or more of its Subsidiaries.

“Closing Date” means December 23, 2004, or such later date on which the conditions precedent set forth in Section 9.02 of the Loan Agreement shall be satisfied or waived pursuant to Section 13.02 of the Loan Agreement.

“Collateral” means the Capital Stock of the Company held by Intermediate, all property and assets of the Company, and all property and assets of each Subsidiary of the Company that is a Guarantor hereunder, in each case, with respect to which from time to time a Lien is granted as security for the Notes pursuant to the applicable Security Documents.

“Collateral Agent” means U.S. Bank National Association in its capacity as the “Collateral Agent” under and as defined in the Security Documents and any successor thereto in such capacity.

“Collateral Permitted Liens” means:

(i) Liens existing as of the Effective Date plus renewals and extensions of such Liens;

(ii) Liens securing any First-Lien Obligations;

(iii) Liens securing the Notes (or the Note Guarantees) and any Other Second-Lien Obligations;

(iv) Liens securing Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided that such Liens securing Permitted Refinancing Indebtedness that ranks equal to or junior in right of payment with the Notes (A) are not materially less favorable to the Holders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced and (B) are limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof);

(v) Liens for taxes, assessments or governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on their books such reserves as may be required pursuant to GAAP;

(vi) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business;

(vii) Liens incurred or deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, public or statutory obligations, progress payments, surety and appeal bonds, bids, leases, contracts (other than contracts for the payment of money), performance and return-of-money bonds and other similar obligations;

(viii) Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(ix) survey exceptions, easements, rights of way, zoning restrictions, licenses, reservations, provisions, encroachments, encumbrances, protrusion permits, servitudes, covenants, conditions, waivers, restrictions on the use of property or title defects (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without the consent of the lessee) and other similar charges, restrictions or encumbrances in respect of real property that do not in the aggregate materially adversely affect the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(x) any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or asset which is not leased property subject to such lease;

(xi) Liens securing Capital Lease Obligations and purchase money Indebtedness incurred in accordance with Section 4.09(b) hereof; provided that the Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets being acquired or constructed or improved or financed by such Indebtedness;

(xii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xiii) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(xiv) Liens to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(xv) Liens securing Hedging Obligations;

(xvi) Liens on property or assets of a Person, plus renewals and extensions of such Liens, existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(xvii) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(xviii) leases, subleases, licenses or sublicenses to third parties entered into in the ordinary course of business;

(xix) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(xx) Liens in favor of the Company or the Guarantors;

(xxi) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(xxii) Liens of a bank, broker or securities intermediary on whose records a deposit account or securities account is maintained securing the payment of customary fees and commissions to the bank, broker or securities intermediary or, which respect to a deposit account, items deposited but returned unpaid;

(xxiii) Liens on the assets of Non-Guarantor Subsidiaries securing Indebtedness of the Company or its Restricted Subsidiaries that was permitted by the terms of this Indenture to be incurred;

(xxiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(xxv) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed (A) $5.0 million at any one time outstanding prior to the Initial Call Termination Date and (B) thereafter $15.0 million at any one time outstanding.

“Commission” means the Securities and Exchange Commission.

“Company” means J. Crew Operating Corp., a Delaware corporation, and any and all successors thereto.

“Congress Credit Facility” means the Loan and Security Agreement, dated as of December 23, 2002 by and among the Company, J. Crew Inc., Grace Holmes, Inc. and H.F.D. No. 55, Inc., as borrowers, Congress Financial Corporation, as administrative and collateral agent, and certain other parties named therein, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, extended, modified, renewed, refunded, replaced or refinanced from time to time, whether or not by the same or any other agent, lender or group of lenders.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the amounts for such period of:

(i) the Fixed Charges of such Person and its Restricted Subsidiaries for such period;

(ii) the consolidated income tax expense of such Person and its Restricted Subsidiaries for such period;

(iii) fees, costs and expenses paid or payable in cash by the Company or any of its Subsidiaries during such period in connection with the issuance of the Notes and the Note Guarantees;

(iv) any management fees to be paid or payable by the Company and any of its Subsidiaries during such period to any Permitted Holder not to exceed $2.0 million in any fiscal year;

(v) non-recurring redundancy and restructuring charges;

(vi) other non-cash expenses and charges for such period reducing Consolidated Net Income (excluding any such non-cash item to the extent representing an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period);

(vii) any non-recurring out-of-pocket expenses or charges for such period relating to any offering of Equity Interests by the Company or any direct or indirect parent of the Company, any Asset Sale, Investment or merger, recapitalization or acquisition transactions made by the Company or any of its Restricted Subsidiaries or any direct or indirect parent of the Company, or any Indebtedness incurred by the Company or any of its Restricted Subsidiaries or any direct or indirect parent of the Company (in each case, whether or not successful);

(viii) Net Income attributable to minority interests of a Restricted Subsidiary of the Company that is not a Wholly Owned Subsidiary; and

(ix) all depreciation and amortization charges (including the amortization of any premiums, fees or expenses incurred in connection with the issuance of the Notes and the Note Guarantees and the amortization of any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets) and 17 (including non-cash charges relating to intangibles and goodwill)), other than in respect of the amortization of prepaid cash expenses that were paid in a prior period;

minus, without duplication, other non-cash items (other than the accrual of revenue in accordance with GAAP consistently applied in the ordinary course of business) increasing Consolidated Net Income for such items (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash items in any prior period).

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

(i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or other distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(iii) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (A) any Asset Sale or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries will be excluded;

(iv) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss will be excluded;

(v) all non-recurring or unusual gains and losses and all restructuring charges will be excluded;

(vi) income or losses attributable to discontinued operations and ownership interests therein (including, without limitation, operations disposed during such period whether or not such operations were classified as discontinued) will be excluded;

(vii) any non-cash impact of capitalized interest on Subordinated Shareholder Funding will be excluded;

(viii) any non-cash charges attributable to applying the purchase method of accounting will be excluded;

(ix) all non-cash charges relating to employee benefit or other management or stock compensation plans of the Company or a Restricted Subsidiary of the Company (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) will be excluded to the extent that such non-cash charges are deducted in computing such Consolidated Net Income; provided, further that if the Company or any Restricted Subsidiary of the Company makes a cash payment in respect of such non-cash charge in any period, such cash payment will (without duplication) be deducted from the Consolidated Net Income of the Company for such period;

(x) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

(xi) the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Total Indebtedness to Consolidated Cash Flow Ratio” means, with respect to the Company as of any determination date, the ratio of the aggregate amount of Total Indebtedness for the Company as of such determination date to Consolidated Cash Flow for the Company for the four most recent full fiscal quarters for which financial statements are available ending prior to such determination date.

In addition, for purposes of calculating Consolidated Total Indebtedness to Consolidated Cash Flow Ratio:

(i)            Investments, acquisitions, mergers, consolidations and dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, or any Person or any of its Restricted Subsidiaries acquired by, merged or consolidated with the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to such determination date shall be given pro forma effect and deemed to have occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow and Fixed Charges for such reference period shall reflect any pro forma expense and cost reductions attributable to any such transactions;

(ii)           the Total Indebtedness and Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to such determination date, shall be excluded, and Total Indebtedness and Consolidated Cash Flow for such reference period shall reflect any pro forma expense or cost reductions relating to such discontinuance or disposition;

(iii)          the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to such determination date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following such determination date;

(iv)          any Person that is a Restricted Subsidiary on the determination date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter reference period;

(v)           any Person that is not a Restricted Subsidiary on the determination date will be deemed not to have been a Restricted Subsidiary at any times during such four-quarter reference period; and

(vi)          if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the determination date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).

For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations shall be made in good faith by the chief financial officer of the Company in an Officer’s Certificate.  For purposes of determining whether any Indebtedness constituting a Guarantee may be incurred, the interest on the Indebtedness to be guaranteed shall be included in calculating the Consolidated Total Indebtedness to Consolidated Cash Flow Ratio on a pro forma basis. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 14.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agent” means Congress Financial Corporation, in its capacity as administrative and collateral agent for the lenders party to the Congress Credit Facility or any successor thereto, or any Person at any time becoming the “Senior Credit Agent” under the Intercreditor Agreement pursuant to the terms thereof.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Congress Credit Facility and the Black Canyon Credit Facility) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or any other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities and including any amendment, restatement, modification, renewal, refunding, replacement or refinancing that increases the amount borrowed thereunder or extends the maturity thereof) in whole or in part from time to time, whether or not by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both, would be an Event of Default.

“Definitive Notes” means Notes issued in fully-registered certificated form (other than a Global Note), which shall be substantially in the form of Exhibit A, with appropriate legends as specified in Section 2.07 and Exhibit A.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, until a successor shall have been appointed and become such pursuant to this Indenture, and, thereafter, “Depositary” shall mean or include such successor.

“Designated Noncash Consideration” means any non-cash consideration received by the Company or a Restricted Subsidiary of the Company in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, executed by the president and the principal financial officer of the Company.

“Designated Preferred Stock” means preferred stock of the Company (other than Disqualified Stock), that is issued for cash (other than to a Restricted Subsidiary of the Company) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed on the date of such issuance.

“Designated Senior Debt” means (i) any Senior Debt outstanding under any Credit Facility and (ii) any other Senior Debt permitted under this Indenture the principal amount of which is $25.0 million or more and that has been designated as “Designated Senior Debt.”

“Discharge of First-Lien Obligations” means payment in full in cash of the principal of and interest and premium, if any, on all Indebtedness in respect of the outstanding First-Lien Obligations or, with respect to Hedging Obligations or letters of credit outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with such First-Lien Obligations, in each case after or concurrently with termination of all commitments to extend credit thereunder, and payment in full in cash of any other Obligations in respect of the First-Lien Obligations that are due and payable or otherwise accrued and owing.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 90 days after the date on which the Notes mature.

Notwithstanding the preceding sentence, (i) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company or its Subsidiary that issued such Capital Stock to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock, (ii) any Capital Stock that would constitute Disqualified Stock solely as a result of any redemption feature that is conditioned upon, and subject to, compliance with Section 4.07 hereof shall not constitute Disqualified Stock and (iii) any Capital Stock issued to any plan for the benefit of employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiary that issued such Capital Stock in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock.

“Effective Date” means the date of execution of the Loan Agreement.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering of Qualified Capital Stock of the Company or a direct or indirect parent or a Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from (i) contributions to its common equity capital, including Subordinated Shareholder Funding and (ii) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Equity Interests (other than Disqualified Stock and Designated Preferred Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, that are excluded from the calculation set forth in clause (C) of Section 4.07(a)(iv) hereof.

“Existing Debentures” means the 13 1/8% Senior Discount Debentures due 2008 issued by Holdings.

“Existing Indebtedness” means Indebtedness existing on the Effective Date, plus interest accruing thereon.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Company.

“Final Maturity Date” means the tenth anniversary of the Closing Date.

“First-Lien Obligations” means all Obligations under (i) the Congress Credit Facility and (ii) any other Indebtedness that constitutes Senior Debt permitted to be incurred under this Indenture that, pursuant to its terms, is secured by Liens on property and assets that constitute Collateral hereunder and, except for the Congress Credit Facility, is designated by the Company as constituting “First-Lien Obligations” for the purposes of this Indenture.

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(i) Investments, acquisitions, mergers, consolidations and dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, or any Person or any of its Restricted Subsidiaries acquired by, merged or consolidated with the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect and deemed to have occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow and Fixed Charges for such reference period shall reflect any pro forma expense and cost reductions attributable to any such transactions;

(ii) the Consolidated Cash Flow and Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded, and Consolidated Cash Flow and Fixed Charges for such reference period shall reflect any pro forma expense or cost reductions relating to such discontinuance or disposition;

(iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date;

(iv) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter reference period;

(v) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any times during such four-quarter reference period; and

(vi) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness).

For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations shall be made in good faith by the chief financial officer of the Company in an Officer’s Certificate.  For purposes of determining whether any Indebtedness constituting a Guarantee may be incurred, the interest on the Indebtedness to be guaranteed shall be included in calculating the Fixed Charge Coverage Ratio on a pro forma basis. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, original issue discount, non-cash interest payments (but excluding capitalized interest in relation to Subordinated Shareholder Funding), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net cash payments (if any) pursuant to Hedging Obligations in respect of interest rates); provided, however, that in no event shall any amortization of any deferred financing costs be included in Fixed Charges; plus

(ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period (but excluding capitalized interest in relation to Subordinated Shareholder Funding); plus

(iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); plus

(iv) the product of (A) (without duplication) (1) all dividends paid or accrued in respect of Disqualified Stock which are not included in the interest expense of such Person for tax purposes for such period and (2) all cash dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than to the Company or a Restricted Subsidiary of the Company), times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Effective Date.

“Global Note Legend” means the legend set forth in Exhibit A, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means any Note issued in fully-registered certificated form to DTC (or its nominee), as depositary for the beneficial owners thereof, which shall be substantially in the form of Exhibit A, with appropriate legends as specified in Section 2.07 and Exhibit A.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means Intermediate, each Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (ii) other agreements or arrangements designed to manage interest rates or interest rate risk; and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“Holdings” means J. Crew Group, Inc., a New York corporation.

“Indebtedness” means, with respect to any specified Person, the principal and premium (if any) of any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than letters of credit issued in respect of trade payables);

(iii) in respect of banker’s acceptances;

(iv) representing Capital Lease Obligations;

(v) representing the balance deferred and unpaid of the purchase price of any property or services due more than twelve months after such property is acquired or such services are completed (except any such balance that constitutes a trade payable or similar obligation to a trade creditor); or

(vi) representing the net obligations under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Call Termination Date” means the earlier of (i) the date which is eighteen (18) months following the Closing Date and (ii) the date on which the Company elects to terminate its right to redeem the Notes pursuant to clause (i) of Section 3.07(a).

“Intercreditor Agreement” means (i) the Intercreditor Agreement, dated as of November 21, 2004, among the Company, the Guarantors, Congress Financial Corporation, as senior credit agent, and the Collateral Agent, as amended, supplemented or otherwise modified from time to time and (ii) any substantially identical agreement hereafter entered into pursuant to Section 11.07(c).

“Intermediate” means J. Crew Intermediate LLC, a Delaware limited liability company.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(d) hereof.  The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(d) hereof.  The outstanding amount of any Investment shall be the original cost thereof, reduced by all returns on such Investment (including dividends, interest, distributions, returns of principal and profits on sale).

“Issue Date” means the date on which Notes are first issued and authenticated under this Indenture.

“Issue Date Notes” means the Notes originally issued on the Issue Date having an aggregate principal amount of $275,000,000, and any replacement Notes issued therefor in accordance with this Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the principal Corporate Trust Office of the Trustee is located or at a place of payment are authorized by law, regulation or executive order to remain closed.  If a payment date is a Legal Holiday at a place of payment, payment shall be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any option or other agreement to sell or give a security interest therein).

“Loan Agreement” means the Senior Subordinated Loan Agreement, dated as of November 21, 2004, among the Company, as borrower, the guarantors named therein, the lenders party thereto and U.S. Bank National Association, as administrative agent.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, including taxes resulting from the transfer of the proceeds of such Asset Sale to the Company, in each case, after taking into account:

(i) any available tax credits or deductions and any payments that are required to be made under tax sharing arrangements (including the Tax Sharing Agreement);

(ii) amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(iii) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP;

(iv) any reserve for adjustment in respect of any liabilities associated with the asset disposed of in such transaction and retained by the Company or any Restricted Subsidiary of the Company after such sale or other disposition thereof;

(v) any distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(vi) in the event that a Restricted Subsidiary of the Company consummates an Asset Sale and makes a pro rata payment of dividends to all of its stockholders from any cash proceeds of such Asset Sale, the amount of dividends paid to any stockholder other than the Company or any other Restricted Subsidiary of the Company; provided that any net proceeds of an Asset Sale by a Non-Guarantor Subsidiary that are subject to restrictions on repatriation to the Company will not be considered Net Proceeds for so long as such proceeds are subject to such restrictions.

“Non-Guarantor Subsidiary” means, subject to the provisions of Section 4.17, (A) any Unrestricted Subsidiary, (B) any Receivables Subsidiary and (C) any Subsidiary of the Company that does not guarantee any Indebtedness under the Congress Credit Facility.  The Board of Directors of the Company may designate any Restricted Subsidiary as a Non-Guarantor Subsidiary by filing with the Trustee a certified copy of a resolution of such Board of Directors giving effect to such designation and an Officer’s Certificate certifying as to the applicable clause of the immediately preceding sentence that warrants such designation.  In addition, if a Guarantor that is a guarantor under the Congress Credit Facility is released from its Guarantee of the Congress Credit Facility, it shall be released automatically from its Note Guarantee and will be a Non-Guarantor Subsidiary.

“Non-Recourse Debt” means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking,

agreement or instrument that would constitute Indebtedness), (B) is directly or indirectly liable as a guarantor or otherwise, or (C) constitutes the lender; (ii) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity; and (iii) as to which the lenders have been notified in writing or have agreed in writing (in the agreement relating thereto or otherwise) that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Note Custodian” means the Trustee when serving as custodian for the Depositary with respect to the Notes in global form, or any successor entity thereto.

“Note Guarantee” means the Guarantee, substantially in the form of Exhibit B hereto, by each Guarantor of the Company’s obligations under the Notes and this Indenture, executed pursuant to the provisions of this Indenture.

“Notes” means any of the Company’s 9 3/4% Senior Subordinated Notes issued and authenticated pursuant to this Indenture, including any Additional Notes.

“Obligations” means, with respect to any Indebtedness, any principal, interest, penalties, fees, indemnifications, reimbursements, damages, costs, expenses and other liabilities payable under the documentation governing any Indebtedness, including the payment of interest at the rate provided in such documentation that would be applicable and other reasonable fees, costs or charges which would accrue and become due but for the commencement of any case in bankruptcy, in each case as to such interest or other amounts whether or not allowed or allowable in whole or in part in such case.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officer’s Certificate” means, with respect of any Person, a certificate signed on behalf of such Person by one Officer of such Person, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person that meets the requirements of Section 14.04 hereof.

“Opinion of Counsel” means an opinion from legal counsel that meets the requirements of Section 14.04 hereof.  The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Other Second-Lien Obligations” means all Obligations under (i) the Senior Discount Contingent Principal Notes and (ii) any Indebtedness permitted to be incurred under this Indenture that, pursuant to its terms, is secured by Liens on property and assets that constitute Collateral hereunder and is designated by the Company as “Other Second-Lien Obligations” for the purposes of this Indenture.

“Permitted Business” means (i) any business engaged in by the Company or any of its Restricted Subsidiaries on the Effective Date, (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Effective Date and (iii) the design, manufacture, importing, exporting, distribution, marketing, licensing and wholesale and retail sale of apparel, housewares, home furnishings and related items.

“Permitted Holders” means, collectively, (i) TPG Partners II, L.P. and its Affiliates, (ii) Millard S. Drexler and his immediate family members and (iii) trusts for the benefit of any of the foregoing Persons, or any of their heirs, executors, successors or legal representatives.

“Permitted Investments” means:

(i) any Investment in the Company or in a Restricted Subsidiary of the Company (other than a Receivables Subsidiary);

(ii) any Investment in cash and Cash Equivalents;

(iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of the Company (other than a Receivables Subsidiary) or (B) such Person, in one transaction or a series of transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company (other than a Receivables Subsidiary);

(iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(v) any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(vi) any Investments received in compromise, settlement or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (B) litigation, arbitration or other disputes with Persons who are not Affiliates or (C) as a result of a foreclosure by the Company or any Restricted Subsidiary of the Company with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(vii) Investments represented by Hedging Obligations;

(viii) any Investment in payroll, travel and similar advances to cover business-related travel expenses, moving expenses or other similar expenses, in each case incurred in the ordinary course of business;

(ix) Investments in receivables owing to the Company or any Restricted Subsidiary of the Company if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(x) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(xi) obligations of one or more officers or other employees of the Company or any of its Restricted Subsidiaries in connection with such officer’s or employee’s acquisition of shares of common stock of the Company so long as no cash or other assets are paid by the Company or any of its Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(xii) loans or advances to and Guarantees provided for the benefit of employees made in the ordinary course of business of the Company or the Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(xiii) Investments existing as of the Effective Date or an Investment consisting of any extension, modification or renewal of any Investment existing as of the Effective Date (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of the Effective Date, of the original Investment so extended, modified or renewed);

(xiv) repurchases of the Notes;

(xv) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction;

(xvi) any other Investment by the Company or a Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction customary for such transactions;

(xvii) Guarantees permitted to be incurred by Section 4.09;

(xviii) joint ventures (A) engaged in a Permitted Business or (B) for the purpose of outsourcing the internal administrative functions of the Company or any of its Restricted Subsidiaries; provided, however, that all Investments permitted pursuant to this clause (xviii) shall not exceed, at any time outstanding, $15.0 million in the aggregate;

(xix) Investments held by a Person (other than an Affiliate) that becomes a Restricted Subsidiary, provided, that (A) such Investments were not acquired in contemplation of the acquisition of such Person and (B) at the time such Person becomes a Restricted Subsidiary, such Investments would not, individually or in the aggregate, constitute a Significant Subsidiary of such acquired Person;

(xx) Investments made with Excluded Contributions;

(xxi) Investments in any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; and

(xxii) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (xxii) that are at the time outstanding not to exceed (A) $10.0 million prior to the Initial Call Termination Date and (B) thereafter $25.0 million; provided, however, that if any Investment pursuant to this clause (xxii) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (xxii) for so long as such Person continues to be a Restricted Subsidiary of the Company (it being understood that if such Person thereafter ceases to be a Restricted Subsidiary of the Company, such Investment will again be deemed to have been made pursuant to this clause (xxii)) and provided, further, if any Investment made pursuant to this clause (xxii) is subsequently sold or repaid for cash or Cash Equivalents, the amount available under this clause (xxii) for future Investments will be increased by the amount of cash or Cash Equivalents received from such sale or repayment.

“Permitted Junior Securities” means Equity Interests in the Company or any Guarantor or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt under this Indenture (including, in the case of Senior Debt under the Credit Facilities, with respect to payment blockage and turnover, and the maturity and weighted average life to maturity of which are six months greater than that of the Senior Debt and debt securities issued in exchange for Senior Debt).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, prepay, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, prepaid, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, commissions, discounts and expenses, including premiums, incurred in connection therewith);

(ii) if such Indebtedness is not Senior Debt, either (A) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, prepaid, replaced, defeased or discharged or (B) all scheduled payments on or in respect of such Permitted Refinancing Indebtedness (other than interest payments) shall be at least 91 days following the final scheduled maturity of the Notes; and if such Indebtedness is Senior Debt and has a final stated maturity later than the final stated maturity of the Notes, such Permitted Refinancing Indebtedness has a final stated maturity later than the final maturity of the Notes;

(iii) if the Indebtedness being extended, renewed, refunded, refinanced, prepaid, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

(iv) if such Indebtedness is not Senior Debt, such Indebtedness is incurred

(A) by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(B) by any Guarantor if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is a Guarantor; or

(C) by any Non-Guarantor Subsidiary if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is a Non-Guarantor Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Indebtedness owed to the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreement, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Qualified Proceeds” means any of the following or any combination of the following: (i) Cash Equivalents; (ii) the Fair Market Value of assets that are used or useful in the Permitted Business; and (iii) the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Company or any of its Restricted Subsidiaries of such Capital Stock, such Person becomes a Restricted Subsidiary of the Company or such Person is merged or consolidated into the Company or any of its Restricted Subsidiaries; provided that Qualified Proceeds shall not include Excluded Contributions.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries sells, conveys or otherwise transfers, or grants a security interest, to: (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries, which transfer may be effected through the Company or one or more of its Subsidiaries); and (ii) if applicable, any other Person (in the case of a transfer by a Receivables Subsidiary), in each case, in any Receivables of the Company or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such Receivables, all contracts, contract rights and all Guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and any other assets, which are customarily transferred or in respect of which security interests are customarily granted in connection with receivables financings and asset securitization transactions of such type, together with any related transactions customarily entered into in a receivables financings and asset securitizations, including servicing arrangements.

“Receivables” means, with respect to any Person or entity, all of the following property and interests in property of such Person or entity, whether now existing or existing in the future or hereafter acquired or arising:  (i) accounts, (ii) accounts receivable incurred in the ordinary course of business, including without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services no matter how evidenced, whether or not earned by performance, (iii) all rights to any goods or merchandise represented by any of the foregoing after creation of the foregoing, including, without limitation, returned or repossessed goods, (iv) all reserves and credit balances with respect to any such accounts receivable or account debtors, (v) all letters of credit, security, or Guarantees for any of the foregoing, (vi) all insurance policies or reports relating to any of the foregoing, (vii) all collection or deposit accounts relating to any of the foregoing, (viii) all proceeds of the foregoing and (ix) all books and records relating to any of the foregoing.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Receivables Transaction.

“Receivables Subsidiary” means a Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable and in businesses related or ancillary thereto and that is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (i) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which: (A) is guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction); (B) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with a Qualified Receivables Transaction; or (c) subjects any property or asset of the Company or any Subsidiary of the Company (other than accounts receivable and related assets as provided in the definition of Qualified Receivables Transaction), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with a Qualified Receivables Transaction; and (ii) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than as may be customary in a Qualified Receivables Transaction including for fees payable in the ordinary course of business in connection with servicing accounts receivable; and (iii) with which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Replacement Preferred Stock” means any Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace or discharge any other preferred stock of the Company or any of its Restricted Subsidiaries (other than intercompany preferred stock).

“Resale Restriction Termination Date” means for any Restricted Note (or beneficial interest therein), two years (or such other period specified in Rule 144(k)) from the Issue Date or, if any Additional Notes that are Restricted Notes have been issued before the Resale Restriction Termination Date for any Restricted Notes, from the latest such original issue date of such Additional Notes.

“Responsible Officer” when used with respect to the Trustee, means any officer in the Corporate Trust Services Division of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Note” means any Issue Date Note (or beneficial interest therein) or any Additional Note (or beneficial interest therein) not originally issued and sold pursuant to an effective registration statement under the Securities Act until such time as:

(i)            the Resale Restriction Termination Date therefor has passed; or

(ii)           the Private Placement Legend therefor has otherwise been removed pursuant to Section 2.08 or, in the case of a beneficial interest in a Global Note, such beneficial interest has been exchanged for an interest in a Global Note not bearing a Private Placement Legend.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule.

“Rule 144A” means Rule 144A promulgated under the Securities Act or any successor rule.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, dated as of November 21, 2004, among the Company, the Guarantors and the Collateral Agent.

“Security Documents” means the Security Agreement and any other document or instrument pursuant to which a Lien is granted by the Company or any Guarantor to secure any Obligations hereunder or under which rights or remedies with respect to such Lien are governed, as such agreements may be amended, modified or supplemented from time to time.

“Senior Debt” means (i) all Indebtedness of the Company or any Guarantor outstanding under the Congress Credit Facility (including post-petition interest at the rate provided in the documentation with respect thereto, whether or not allowed as a claim in any bankruptcy proceeding) and all Hedging Obligations and Treasury Management Obligations with respect thereto; (ii) any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes; and (iii) all Obligations with respect to the foregoing.  Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (A) the Notes and the Note Guarantees, (B) any liability for federal, state, local or other taxes owed or owing by the Company, (C) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (D) any trade payables, (E) Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of Section 1111(b)(1) of the Bankruptcy Code, or (F) that portion of any Indebtedness that is incurred in violation of the Indenture (but only to the extent so incurred); provided that Indebtedness outstanding under the Congress Credit Facility will not cease to be Senior Debt as a result of this clause (F) if the lenders or agents thereunder obtained a representation from the Company or any of its Subsidiaries on the date such Indebtedness was incurred to the effect that such Indebtedness was not prohibited by this Indenture.

“Senior Discount Contingent Principal Notes” means the 16.0% Senior Discount Contingent Principal Notes due 2008 issued by Intermediate.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the Effective Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Effective Date, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Shareholder Funding” means any Indebtedness of the Company (and any security into with such Indebtedness is converted or for which it is exchangeable at the option of the holder) issued to and held by a direct or indirect parent of the Company or one or more shareholders of such parent that:

(i) does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Notes (other than through conversion or exchange of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company or such parent or any Indebtedness meeting the requirements of this definition),

(ii) does not require, prior to the first anniversary of the Stated Maturity of the Notes, payment of cash interest, cash withholding amounts or other gross-ups, or any similar amounts,

(iii) does not provide for or require any security interest or encumbrance over any property and assets of the Company or any of its Restricted Subsidiaries,

(iv) does not contain any covenants (financial or otherwise) other than a covenant to pay such Subordinated Shareholder Funding at maturity; and

(v) is fully subordinated and junior in right of payment to the Notes and the performance of all obligations under the Indenture and the Security Documents pursuant to customary subordination terms for similar Indebtedness and otherwise reflecting the terms above.

“Subsidiary” means, with respect to any specified Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Tax Sharing Agreement” means the tax sharing agreement in effect as of the Effective Date among the Company, Intermediate, Holdings and any one or more of subsidiaries of the Company, as amended from time to time, so long as the amount of the Company’s (or any of its Restricted Subsidiaries’) payments for which the Company and its Restricted Subsidiaries are responsible, or the time when such payments are required to be made thereunder or any other of the Company’s rights, duties, and obligations thereunder are no less favorable to the Company than as provided in such agreement as in effect on the Effective Date, as determined in good faith by a majority of the members of the Board of Directors of the Company.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of this Indenture.

“Total Indebtedness” means, with respect to the Company, as of any date of determination, an amount equal to the aggregate amount (without duplication) of all Indebtedness of the Company and its Restricted Subsidiaries outstanding as of such determination date, excluding Indebtedness incurred under clauses (vi), (viii), (ix), (x), (xi), (xiii), (xv), (xvi) and (xviii) of Section 4.09(b).

“Transaction Documents” means any of this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement, the Security Documents, the Loan Agreement, the Loan Notes (as defined in the Loan Agreement), the Loan Guarantees (as defined in the Loan Agreement), the Congress Credit Facility Amendment No. 3 (as defined in the Loan Agreement), the Amendment No. 1, dated as of November 21, 2004, to the Credit Agreement, dated as of February 4, 2003, by and among TPG-MD INVESTMENT, LLC, as Lender, the Company, Holdings and certain of the Guarantors party thereto, the Letter Agreement, dated as of November 21, 2004, by and among the Company, Private Capital Partners LLC and Canpartners Investment IV, LLC, relating to certain fees payable, certain transfer restrictions and other matters described therein and all other documents, instruments or agreements executed and delivered by the Company or the Guarantors for the benefit of the Holders in connection herewith.

“Treasury Management Obligations” means obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearing house, zero balance accounts, returned check concentration, controlled disbursement, lock box, account reconciliation and reporting and trade finance services.  Treasury Management Obligations shall not constitute Indebtedness.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to the Final Maturity Date; provided that if the period from such redemption date to the Final Maturity Date is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to the Final Maturity Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.  The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Trustee” means U.S. Bank National Association until a successor replaces it in accordance with the applicable provisions of this Indenture, and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means any Subsidiary of the Company and any Subsidiary of an Unrestricted Subsidiary that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary (i) has no Indebtedness other than Non-Recourse Debt; (ii) except as permitted by Section 4.11 hereof, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except in the case of clauses (iii) and (iv), to the extent (1) that the Company or such Restricted Subsidiary could otherwise provide such a Guarantee or incur such Indebtedness (other than as Permitted Debt) pursuant to Section 4.09 hereof, and (2) the provision of such Guarantee and the incurrence of such indebtedness otherwise would be permitted by Section 4.07 hereof.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interest of which (other than directors’ qualifying shares) will as that time be owned by such Person or by one or more Wholly Owned Subsidiaries of such person.

Section 1.02.        Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	Section 4.11
“Agent Members”	Section 2.06
“Asset Sale Offer”	Section 3.09
“Authenticating Agent”	Section 2.02
“Change of Control Offer”	Section 4.13
“Change of Control Payment”	Section 4.13
“Change of Control Payment Date”	Section 4.13
“Company Order”	Section 2.02
“Covenant Defeasance”	Section 8.03
“Custodian”	Section 6.01
“DTC”	Section 2.01
“Event of Default”	Section 6.01
“Excess Proceeds”	Section 4.10
“incur”	Section 4.09
“Legal Defeasance”	Section 8.02
“Liens Securing Note Obligations”	Section 11.07
“Liens Securing Other Second-Lien Obligations”	Section 11.07
“Offer Amount”	Section 3.09
“Offer Period”	Section 3.09
“Paying Agent”	Section 2.03
“Payment Default”	Section 6.01
“Payment Blockage Notice”	Section 10.03
“Permitted Debt”	Section 4.09
“Private Placement Legend”	Section 2.07
“Purchase Date”	Section 3.09
“Registrar”	Section 2.03
“Representative”	Section 10.03
“Restricted Payments”	Section 4.07

Section 1.03.        Rules of Construction.

Unless the context otherwise requires:

(a)  a term has the meaning assigned to it herein;

(b)  an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(c)  “or” is not exclusive;

(d)  words in the singular include the plural, and in the plural include the singular;

(e)  “will” shall be interpreted to express a command;

(f)  provisions apply to successive events and transactions;

(g)  references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time;

(h)  “including” shall be interpreted to mean “including without limitation”; and

(i)  references to the payment of principal of the Notes shall include applicable premium, if any.

ARTICLE 2
THE NOTES

Section 2.01.        Form and Dating.

(a)  The Notes and the Trustee’s certificate of authentication to be borne by the Notes shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements as specified in Section 2.07 or as otherwise required by law, stock exchange rule or The Depository Trust Company (“DTC”) rule or usage.  The Company and the Trustee shall approve the form of the Notes and any notation, legend or endorsement on them.  Each Note shall be dated the date of its authentication.  The Notes initially shall be issued in minimum denominations of $1,000 and integral multiples thereof.

(b)  The terms and provisions of the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and, to the extent applicable, the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture expressly agree to such terms and provisions and to be bound thereby.  Except as otherwise expressly permitted in this Indenture, all Notes shall be identical in all respects.  Notwithstanding any differences among them, all Notes issued under this Indenture shall vote and consent together on all matters as one class.

(c)  Notes originally issued to QIBs in reliance on Rule 144A will be issued in the form of one or more permanent Global Notes.

(d)  Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, repurchases, and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.08 hereof and shall be made on the records of the Trustee and the Depositary.

Section 2.02.        Execution and Authentication.

(a)  One Officer of the Company shall sign the Notes for the Company by manual or facsimile signature.  If an Officer of the Company whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

(b)  A Note shall not be valid until authenticated by the manual signature of the Trustee.  The signature of the Trustee shall be conclusive evidence that the Note has been duly authenticated under this Indenture.

(c)  At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery Notes upon a written order of the Company signed by an Officer of the Company (the “Company Order”).  A Company Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated.

(d)  The Trustee may appoint an authenticating agent (the “Authenticating Agent”) acceptable to the Company to authenticate Notes.  Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent.  An Authenticating Agent has the same rights as an Agent to deal with the Company or an Affiliate of the Company.

Section 2.03.        Registrar and Paying Agent.

(a)  The Company shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Company may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Company, the Guarantors or any of the Company’s Subsidiaries may act as Paying Agent or Registrar.

(b)  The Company initially appoints DTC to act as Depositary with respect to the Global Notes.  The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Note Custodian with respect to the Global Notes.  The Company initially appoints the Trustee to act as the Registrar and Paying Agent with respect to the Definitive Notes.

Section 2.04.        Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on the Notes, and shall notify the Trustee of any default by the Company or the Guarantors in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Company, the Guarantors or a Subsidiary) shall have no further liability for the money.  If the Company, the Guarantors or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon the occurrence of events specified in Section 6.01(vii) or (viii) hereof, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05.        Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders.  If the Trustee is not the Registrar, the Company and the Guarantors shall furnish to the Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06.        Global Note Provisions.

(a)  Each Global Note initially shall (i) be registered in the name of DTC or the nominee of DTC, (ii) be delivered to the Note Custodian, and (iii) bear the appropriate legend, as set forth in Section 2.07 and Exhibit A.  Any Global Note may be represented by more than one certificate.  The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Note Custodian, as provided in this Indenture.

(b)  Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Note Custodian under such Global Note, and DTC may be treated by the Company, the Trustee, the Paying Agent and the Registrar and any of their agents as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee, the Paying Agent or the Registrar or any of their agents from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of an owner of a beneficial interest in any Global Note.  The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

(c)  Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes.  Definitive Notes shall be issued to all owners of beneficial interests in a Global Note in exchange for such interests if:

(i)                                     DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 120 days of such notice;

(ii)                                  the Company executes and delivers to the Trustee and Registrar an Officer’s Certificate stating that such Global Note shall be so exchangeable; or

(iii)                               an Event of Default has occurred and is continuing and the Registrar has received a request from DTC.

In connection with the exchange of an entire Global Note for Definitive Notes pursuant to this subsection (c), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and upon Company Order the Trustee shall authenticate and deliver, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

Section 2.07.        Legends.

(a)  Each Global Note shall bear the legend specified therefor in Exhibit A on the face thereof.

(b)  Each Restricted Note shall bear the private placement legend specified therefor in Exhibit A on the face thereof (the “Private Placement Legend”).

Section 2.08.        Transfer and Exchange.

(a)  Transfers.  If the owner of a Restricted Note that is a Definitive Note wishes to transfer such Restricted Note (or any portion thereof) to a Person that it reasonably believes is a QIB, it shall provide to the Registrar:

(i)                                     such Note,

(ii)                                  instructions directing the Registrar to deliver to the transferee a Note in an equivalent principal amount to the Note (or portion thereof) being transferred and, if the entire principal amount of such Note is not being transferred, to the transferor in an amount equal to the principal amount not transferred and

(ii)                                  a certificate in the form of Exhibit D duly executed by the transferor.

Any other transfer of Restricted Notes (other than a transfer of a beneficial interest in a Global Note that does not involve an exchange of such interest for a Definitive Note or a beneficial interest in another Global Note, which must be effected in accordance with applicable law and the rules and procedures of DTC, but is not subject to any procedure required by this Indenture) shall be made only upon receipt by the Registrar of such opinions of counsel, certificates and/or other information reasonably required by and satisfactory to it in order to ensure compliance with the Securities Act or in accordance with Section 2.08(b).

(b)  Use and Removal of Private Placement Legends.  Upon the transfer, exchange or replacement of Notes (or beneficial interests in a Global Note) not bearing (or not required to bear upon such transfer, exchange or replacement) a Private Placement Legend, the Note Custodian and Registrar shall exchange such Notes (or beneficial interests) for beneficial interests in a Global Note (or Definitive Notes if they have been issued pursuant to Section 2.06(c)) that does not bear a Private Placement Legend.  Upon the transfer, exchange or replacement of Notes (or beneficial interests in a Global Note) bearing a Private Placement Legend, the Note Custodian and Registrar shall deliver only Notes (or beneficial interests in a Global Note) that bear a Private Placement Legend unless:

(i)                                     such Notes (or beneficial interests) are transferred pursuant to Rule 144 upon delivery to the Registrar of a certificate of the transferor in the form of Exhibit E and an Opinion of Counsel reasonably satisfactory to the Registrar;

(ii)                                  such Notes (or beneficial interests) are transferred, replaced or exchanged after the Resale Restriction Termination Date therefor; or

(iii)                               in connection with such transfer, exchange or replacement the Registrar shall have received an Opinion of Counsel and other evidence reasonably satisfactory to it to the effect that neither such Private Placement Legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

The Private Placement Legend on any Note shall be removed at the request of the Holder on or after the Resale Restriction Termination Date therefor.  The Holder of a Global Note may exchange an interest therein for an equivalent interest in a Global Note not bearing a Private Placement Legend upon transfer of such interest pursuant to any of clauses (i) through (iii) of Section 2.08(b).

(c)  Retention of Documents. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Article 2.  The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

(d)  Execution, Authentication of Notes, etc.

(i)                                     Subject to the other provisions of this Section 2.08, when Notes are presented to the Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided that any Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing and such additional information and documents as may be reasonably requested by the Registrar to document compliance with the provisions of this Section 2.08 of the Indenture.  To permit registrations of transfers and exchanges and subject to the other terms and conditions of this Article 2, the Company will execute and, upon Company Order, the Trustee will authenticate Definitive Notes and Global Notes at the Registrar’s request.

(ii)                                  No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Section 3.07, Section 4.10, Section 4.13 or Section 9.04).

(iii)                               All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(iv)                              The Registrar and the Company shall not be required:  (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of fifteen (15) Business Days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(v)                                 Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and neither the Trustee, any Agent nor the Company shall be affected by notice to the contrary.

(vi)                              The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(vii)                           All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.08 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.09.        Replacement Notes.

(a)  If any mutilated Note is surrendered to the Trustee, or the Company and the Trustee receives evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon the written order of the Company signed by an Officer of the Company, shall authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Company and the Trustee may charge for their expenses in replacing a Note.

(b)  Every replacement Note is an additional obligation of the Company and the Guarantors and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.10.        Outstanding Notes.

(a)  The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.10 as not outstanding.  Except as set forth in Section 2.11 hereof, a Note does not cease to be outstanding because the Company, the Guarantors or any of their Affiliates holds the Note.  If a Note is replaced pursuant to Section 2.09 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

(b)  If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(c)  If the Paying Agent (other than the Company, the Guarantors, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.11.        Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, the Guarantors or any of their respective Affiliates shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes shown on the Trustee’s register as being so owned shall be so disregarded.

Section 2.12.        Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes upon a written order of the Company signed by an Officer of the Company.  Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes.  Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.  Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.13.        Cancellation.

The Company at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee.  All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirement of the Exchange Act).  Upon request, certification of the destruction of all cancelled Notes shall be delivered to the Company.  The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.14.        Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least ten (10) Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.01 hereof.  The Company shall fix or cause to be fixed each such special record date and payment date, and shall promptly thereafter, notify the Trustee of any such date and of the amount of defaulted interest proposed to be paid on each Note.  At least fifteen (15) days before the special record date, the Company (or, upon the written request of the Company, the Trustee, in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.15.        Record Date.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 90 days after such record date.

Section 2.16.        Computation Of Interest.

Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

Section 2.17.        CUSIP Number.

The Company in issuing the Notes may use a “CUSIP” number (if then generally in use), and if it does so, the Trustee shall use the CUSIP number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes, and that any such redemption or exchange will not be affected by any defect in or omission of such numbers.  The Company shall promptly notify the Trustee of any change in the CUSIP number.

Section 2.18.        Additional Notes.

(a)  The Company may, from time to time, in each case in a minimum aggregate principal amount of $10.0 million, subject to compliance with any applicable provisions of this Indenture, without the consent of the Holders, create and issue pursuant to this Indenture Additional Notes, if the Company’s Consolidated Cash Flow for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Additional Notes are issued is greater than $75.0 million.  Additional Notes issued pursuant to this Section 2.18 shall have terms and conditions identical to those of the Notes issued on the Issue Date, except with respect to:

(i)                                     the date of issuance;

(ii)                                  the amount of interest payable on the first interest payment date;

(iii)                               issue price; and

(iv)                              any adjustments in order to conform to and ensure compliance with the Securities Act (or other applicable securities laws).

The Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes under this Indenture.  The aggregate principal amount of Notes and Additional Notes that may be issued under this Indenture is limited to $325.0 million.

(b)  With respect to any Additional Notes, the Company will set forth in an Officer’s Certificate pursuant to a resolution of the Board of Directors of the Company, copies of which will be delivered to the Trustee, the following information:

(i)                                     the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(ii)                                  the issue price, the issue date and the CUSIP number of such Additional Notes; provided that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended; and

(iii)                               whether such Additional Notes will be subject to transfer restrictions under the Securities Act (or other applicable securities laws).

ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01.        Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date (unless a shorter period is acceptable to the Trustee) an Officer’s Certificate setting forth (a) the Section of this Indenture pursuant to which the redemption shall occur, (b) the redemption date, (c) the principal amount of Notes to be redeemed and (d) the redemption price.

Section 3.02.        Selection of Notes to be Redeemed or Purchased.

(a)  If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select Notes for redemption or purchase on a pro rata basis except (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or (b) if otherwise required by law.

(b)  In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

(c)  The Trustee shall promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased.  Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03.        Notice of Redemption.

(a)  Subject to the provisions of Section 3.09 and Section 4.13 hereof, at least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed by first class mail a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or Article 13 of this Indenture.

(b)  The notice shall identify the Notes to be redeemed and shall state:

(i)                                     the redemption date;

(ii)                                  the redemption price;

(iii)                               if any Note is being redeemed in part, the portion of the principal amount of such Notes to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(iv)                              the name and address of the Paying Agent;

(v)                                 that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(vi)                              that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(vii)                           the paragraph of the Notes and/or section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(viii)                        that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(c)  At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days prior to the redemption date (or such shorter period as shall be acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in Section 3.03(b).  The notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives such notice.  In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

Section 3.04.        Effect of Notice of Redemption.

Except in connection with a defeasance pursuant to Article 8 of this Indenture, at any time prior to giving notice of redemption to the Holders pursuant to Section 3.03, the Company may withdraw, revoke or rescind any notice of redemption delivered to the Trustee without any continuing obligation to redeem the Notes.  Notwithstanding the foregoing, a notice of redemption given to the Holders may not be conditional or subject to revocation.

Section 3.05.        Deposit of Redemption or Purchase Price.

(a)  On or before 10:00 a.m. (New York City time) on each redemption date or the date on which Notes must be accepted for purchase pursuant to Section 4.10 or Section 4.13, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date.  The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of (including any applicable premium) and accrued interest on all Notes to be redeemed or purchased.

(b)  If the Company complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, whether or not such Notes are presented for payment, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06.        Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and, upon the Company’s written request, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07.        Optional Redemption.

(a)  Optional Redemption.

(i)                                     Prior to the date which is eighteen (18) months following the Closing Date, the Company may redeem the Notes, at its option, in whole at any time or in part from time to time, at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date; provided, however, the Company may, at its option at any time prior to such date, irrevocably elect to terminate its right to redeem the Notes pursuant to this clause (i) by delivering a written notice to the Trustee and upon delivering such notice, the Initial Call Termination Date shall be deemed to have occurred.

(ii)                                  Commencing from the date which is the fifth anniversary of the Closing Date, the Company may redeem the Notes, at its option, in whole at any time or in part from time to time, at the following redemption prices, expressed as percentages of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve-month period commencing on the anniversary of the Closing Date in any year set forth below:

Year	Percentage
2009	104.875%
2010	102.438%
2011	101.219%
2012 and thereafter	100.0%

(b)  Optional Redemption upon a Change of Control.  Upon the occurrence of a Change of Control, at any time after the consummation of the Change of Control Offer in accordance with the provisions of Section 4.13 and prior to the date which is fifty-four (54) months following the Closing Date, the Company may redeem the Notes not tendered in the Change of Control Offer, in whole at any time or in part from time to time, at the Company’s option at a redemption price equal to 100% of the principal amount thereof plus the excess of:

(i)                                     the present value at such redemption date of (A) the redemption price of such Notes on the date which is fifty-four (54) months following the Closing Date (as determined pursuant to Section 3.07(a); plus (B) all required remaining scheduled interest payments due on such Notes through the date which is fifty-four (54) months following the Closing Date, other than accrued interest to such redemption date, computed using a discount rate equal to the Treasury Rate plus 75 basis points per annum discounted on a semi-annual bond equivalent basis; over

(ii)                                  the principal amount of such Notes on such redemption date; plus accrued and unpaid interest on such Notes to the redemption date.  The Treasury Rate shall be calculated by the Company or on behalf of the Company by such Persons as the Company shall designate (and will not be a duty or obligation of the Trustee) on the third Business Day preceding the redemption date and notice thereof shall promptly be given by the Company to the Trustee.

(c)  Optional Redemption upon Equity Offerings.  At any time prior to the third anniversary of the Initial Call Termination Date, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings or a contribution to the common equity capital of the Company from the net proceeds of one or more Equity Offerings by a direct or indirect parent of the Company (in each case, other than Excluded Contributions and the net proceeds of a sale of Designated Preferred Stock) to redeem up to 40% of the aggregate principal amount of the Notes at a redemption price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of redemption; provided that the Company shall make such redemption not more than 90 days after the closing of such Equity Offering or equity contribution.

Section 3.08.        Mandatory Redemption.

Except as set forth under Section 3.09, Section 4.10 and Section 4.13 hereof, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09.        Asset Sale Offers.

(a)           In the event that the Company shall be required to commence an offer to all Holders to repurchase Notes pursuant to Section 4.10 hereof (an “Asset Sale Offer”), the Company shall follow the procedures specified below.

(b)           The Asset Sale Offer shall be made to all Holders and if the Company elects (or is required by the terms of other pari passu Indebtedness), to all holders of other Indebtedness that is pari passu with the Notes.  The Asset Sale Offer shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness, if any, required to be purchased pursuant to Section 4.10 hereof, on a pro rata basis, if applicable, or, if less than the Offer Amount has been tendered, all Notes and other pari passu Indebtedness tendered in response to the Asset Sale Offer.  Payment for any Notes so purchased shall be made pursuant to Section 4.01 hereof.

(c)           If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d)           Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer.  The notice, which shall govern the terms of the Asset Sale Offer, shall describe the transaction or transactions giving rise to the Asset Sale Offer and shall state:

(i)            that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii)           the Offer Amount, the purchase price and the Purchase Date;

(iii)          that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)          that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(v)           that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(vi)          that Holders electing to have Notes purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, the Depositary, or the Paying Agent at the address specified in the notice at least three (3) Business Days before the Purchase Date;

(vii)         that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than on the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii)        that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Company shall select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

(ix)           that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(e)           On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, Notes or portions thereof tendered pursuant to the Asset Sale Offer in an aggregate principal amount up to and including the Offer Amount, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09.  The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted by the Company shall be promptly mailed or delivered by the Company to the Holder thereof.  The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

(f)            Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Section 3.01, Section 3.02, Section 3.05 and Section 3.06 hereof.

ARTICLE 4
COVENANTS

Section 4.01.        Payment of Notes.

(a)           The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date due if the Paying Agent if other than the Company, the Guarantors or a Subsidiary of the Company holds, as of 10:00 a.m. (New York City time) money deposited by or on behalf of the Company in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.

(b)           The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.  Interest on the Notes shall accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

Section 4.02.        Maintenance of Office or Agency.

(a)           The Company shall maintain in the Borough of Manhattan, the City of New York an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.  The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b)           The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes.  The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)           The Company hereby designates the office of U.S. Bank Trust National Association, 100 Wall Street, 16th Floor, in the Borough of Manhattan, City of New York, as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03.        Commission Reports.

(a)           Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company shall be required to file with the Commission and shall furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operation of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report on the Company’s consolidated financial statements by the Company’s certified independent accountants and (ii) all current reports Form 8-K, in each case within the time periods set forth in the Commission’s rules and regulations.

(b)           In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, at any time when the Company is not current in its reporting obligations or the Commission does not accept the filings provided for in Section 4.03(a), they shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.  The financial information to be distributed to Holders of Notes shall be filed with the Trustee and mailed to the Holders at their addresses appearing in the register of Notes maintained by the Registrar, within 90 days after the end of the Company’s fiscal years and within 45 days after the end of each of the first three quarters of each such fiscal year.

(c)           The Company shall provide the Trustee with a sufficient number of copies of all reports and other documents and information and, if requested by the Company and at the Company’s expense, the Trustee will deliver such reports to the Holders under this Section 4.03.

(d)           Notwithstanding the foregoing, the availability of the foregoing materials on either the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system) or on the Company’s website, as the case may be, will be deemed to satisfy the Company’s delivery obligations.

Section 4.04.        Compliance Certificate.

(a)           The Company and each Guarantor shall deliver to the Trustee, within 105 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Company, and the Company’s Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that, to the best of his or her knowledge, each entity has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that, to the best of his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, premium or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b)           The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05.        Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06.        Stay, Extension and Usury Laws.

The Company and each Guarantor covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each Guarantor (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.        Restricted Payments.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly take any of the following actions (each, a “Restricted Payment”):

(i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries), other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company or payments of cash interest on Subordinated Shareholder Funding;

(ii) purchase, redeem, retire or otherwise acquire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests or Subordinated Shareholder Funding of the Company held by any Person (other than a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of the Company that do not constitute Disqualified Stock);

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except (A) a payment of interest or principal at the Stated Maturity thereof or (B) the purchase, repurchase or other acquisition of any such subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case within one year of the date of acquisition; or

(iv) make any Restricted Investment, unless, at the time of and immediately after giving effect to such Restricted Payment:

(A)          no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;

(B)           the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(C)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Effective Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xii), (xiii), (xiv), (xv), (xvi), (xvii), (xviii), (xix), (xx), (xxi), (xxii), (xxiii) and (xxiv) of Section 4.07(b)), is less than the sum (without duplication) of:

(1)   50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter which includes the Effective Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a loss, less 100% of such loss), plus

(2)   100% of the aggregate Qualified Proceeds received by the Company since the Effective Date as a contribution to its common equity or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock, Excluded Contributions and the net proceeds from a sale of Designated Preferred Stock) or from Subordinated Shareholder Funding (to the extent not designated as an Excluded Contribution) subsequent to the Effective Date or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

(3)   100% of the aggregate Qualified Proceeds from (x) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of any Restricted Investment that was made after the Effective Date and (y) repurchases, redemptions and repayments of such Restricted Investments and the receipt of any dividends or distributions from such Restricted Investments, plus

(4)   to the extent that any Unrestricted Subsidiary of the Company designated as such after the Effective Date is redesignated as a Restricted Subsidiary after the Effective Date, the Fair Market Value of the Company’s  Investment in such Subsidiary as of the date of such redesignation, plus

(5)   in the event the Company and/or any Restricted Subsidiary of the Company makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary of the Company, an amount equal to the existing Investment of the Company and/or any of its Restricted Subsidiaries in such Person that was previously treated as a Restricted Payment, plus

(6)   (x) $10.0 million prior to the date which is eighteen (18) months following the Closing Date and (y) thereafter $25.0 million.

(b)           The provisions of Section 4.07(a) will not prohibit:

(i)            the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(ii)           the making of any Restricted Payment in exchange for, or out of net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company, provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (C)(2) of  Section 4.07(a)(iv);

(iii)          the defeasance, redemption, repurchase, retirement or other acquisition for value of any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(iv)          the declaration and payment of any regularly scheduled  or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Effective Date in accordance with the provisions of Section 4.09;

(v)           the repurchase, redemption or other acquisition or retirement for value of Disqualified Stock of the Company or any Restricted Subsidiary of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of Replacement Preferred Stock that is permitted to be incurred in accordance with the provisions of Section 4.09;

(vi)          the payment of any dividend or other distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Effective Date;

(vii)         the payment of any dividend (or any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(viii)        the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company, held by any current or former officer, director, employee or consultant of the Company or any of its Restricted Subsidiaries, and any dividend payment or other distribution by the Company or any of its Restricted Subsidiaries to a direct or indirect parent holding company of the Company utilized for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of such direct or indirect parent holding company held by any current or former officer, director, employee or consultant of the Company or any of its Restricted Subsidiaries, in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or benefit plan of any kind; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $7.5 million in any fiscal year (it being understood, however, that any unused amounts permitted to be paid pursuant to this clause are available to be carried over to subsequent fiscal years); provided, however, notwithstanding clause (C) of Section 4.07(a)(iv), the amount of any such Restricted Payments made prior to the Initial Call Termination Date will be included in the calculation of the amount of Restricted Payments; provided, further, that such amount in any fiscal year may be increased by an amount not to exceed:

(A)          the cash proceeds from the sale of Equity Interests of the Company and, to the extent contributed to the Company as common equity capital, Equity Interests of the Company’s direct or indirect parent entities, in each case to members of management, directors or consultants of the Company, and any of its Subsidiaries or any of its direct or indirect parent entities that occurs after the Effective Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (C)(2) of Section 4.07(a)(iv), and excluding Excluded Contributions plus

(B)           the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Effective Date; provided, however, such proceeds are used to repurchase, redeem, acquire or retire for value Equity Interests of the Company or any of its Restricted Subsidiaries held by (1) the estate, executors, administrators, testamentary trustees, legatees or beneficiaries of any such officer, director, employee or consultant of the Company or any of its Restricted Subsidiaries or (2) any trust or custodianship a beneficiary of which was such officer, director, employee or consultant of the Company or any of its Restricted Subsidiaries or any such Person’s spouse or lineal descendants (by blood or adoption), less

(C)           the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (viii);

and provided further that cancellation of Indebtedness owing to the Company from members of management, directors or consultants of the Company or any of its Restricted Subsidiaries, or any direct or indirect parent holding company of the Company, in connection with a repurchase of Equity Interests of the Company or any direct or indirect parent holding company of the Company shall not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Indenture;

(ix)           the repurchase of Equity Interests deemed to occur upon the exercise of options, rights or warrants to the extent such Equity Interests represent a portion of the exercise price of those options, rights or warrants;

(x)            the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to the Note Guarantees with any Excess Proceeds that remain after consummation of an Asset Sale Offer;

(xi)           so long as no Default has occurred and is continuing or would be caused thereby, after the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the Notes pursuant to Section 4.13 of this Indenture (including the purchase of the Notes tendered), any purchase or redemption of Indebtedness that is contractually subordinated to the Notes or to the Note Guarantees required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount or accreted value thereof, plus any accrued and unpaid interest; provided, however, that the Company would be able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) after giving pro forma effect to such Restricted Payment;

(xii)          cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the conversion of any convertible debt securities of the Company or any of its Restricted Subsidiaries;

(xiii)         so long as no Default has occurred and is continuing or would be caused thereby, the payment:

(A)          by the Company or any Restricted Subsidiary of the Company to any direct or indirect parent of the Company, which payment is used by the Person receiving such payment, following the first initial public offering of common Equity Interests by such Person, to pay dividends of up to 6% per annum of the net proceeds received by such Person in such public offering that are contributed to the Company as common equity capital, or

(B)           by the Company, following the first initial public offering of common Equity Interests by the Company, to pay dividends of up to 6% per annum of the net proceeds received by the Company in such public offering,

(excluding, in the case of both clause (A) and clause (B), public offerings of common Equity Interests registered on Form S-8 and any other public sale to the extent the proceeds thereof are Excluded Contributions);

(xiv)        Investments that are made with Excluded Contributions;

(xv)         Distributions or payments of Receivables Fees;

(xvi)        so long as no Default or Event of Default will have occurred and be continuing, payments required to be made under the Tax Sharing Agreement;

(xvii)       so long as no Default or Event of Default will have occurred and be continuing, payments of cash dividends or the making of loans or advances to a direct or indirect parent of the Company not to exceed $1.0 million in any fiscal year for costs and expenses incurred by such direct or indirect parent of the Company in its capacity as a holding company or for services rendered by such direct or indirect parent of the Company on behalf of the Company;

(xviii)      so long as no Default or Event of Default will have occurred and be continuing, payments of cash dividends to a direct or indirect parent of the Company in order to enable such direct or indirect parent of the Company to make payments of interest required to be made in respect of the Existing Debentures in accordance with the terms thereof in effect on the Effective Date;

(xix)         so long as no Default or Event of Default will have occurred and be continuing, payments of cash dividends to a direct or indirect parent of the Company in order to enable such direct or indirect parent of the Company to defease, redeem, repurchase or retire the Existing Debentures;

(xx)          so long as no Default or Event of Default will have occurred and be continuing, payments of cash dividends to a direct or indirect parent of the Company in order to enable such direct or indirect parent of the Company to make payments of interest required to be made in respect of the Senior Discount Contingent Principal Notes;

(xxi)         so long as no Default or Event of Default will have occurred and be continuing, payments of cash dividends to a direct or indirect parent of the Company in order to enable such direct or indirect parent of the Company to defease, redeem, repurchase or retire the Senior Discount Contingent Principal Notes;

(xxii)        so long as no Default or Event of Default will have occurred and be continuing, payments of cash dividends to a direct or indirect parent of the Company, from Net Cash Proceeds from Asset Sales remaining after the application thereof as required by the provisions of Section 4.10 (including after making any Asset Sale Offer required to be made pursuant to Section 4.10 and the application of the entire Offer Amount to purchase all Notes tendered pursuant to such Asset Sale Offer) in an aggregate principal amount not to exceed $25.0 million;

(xxiii)       payments of cash dividends to any direct or indirect parent of the Company in order to pay any out-of-pocket expenses or charges for such period relating to any offering of Equity Interests by any direct or indirect parent of the Company, any Asset Sale, Investment or merger, recapitalization or acquisition transactions made by any direct or indirect parent of the Company, or any Indebtedness incurred by any direct or indirect parent of the Company (in each case, whether or not successful); and

(xxiv)       purchases of shares of Capital Stock for contribution to an employee stock ownership plan of the Company or the direct or indirect parent company of the Company not in excess of (A) $5.0 million in the aggregate prior to the Initial Call Termination Date and (B) thereafter $15.0 million in the aggregate.

(c)           The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default.  For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under Section 4.07(a).  All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation and (ii) the Fair Market Value of such Investments at the time of such designation.  Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(d)           The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The Fair Market Value of any assets or securities that are required to be valued by Section 4.07 shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee.

(e)           For purposes of determining compliance with the provisions of this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (i) through (xxiv) above or is entitled to be made pursuant to Section 4.07(a), the Company, in its sole discretion, may classify such Restricted Payment on the date of such Restricted Payment or later reclassify all or a portion of such Restricted Payment, in any manner that complies with this covenant.  Restricted Payments permitted by this Section 4.07 need not be permitted solely by reference to one provision permitting such Restricted Payments but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Restricted Payments.

Section 4.08.        Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)           (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b)           make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c)           sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

(i)            agreements governing Existing Indebtedness and Credit Facilities as in effect on the Effective Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to dividend and other payment restrictions contained in those agreements on the Effective Date;

(ii)           the Indenture, the Notes and the Note Guarantees;

(iii)          applicable law or any applicable rule, regulation, order or governmental permit or concession;

(iv)          any agreement or instrument governing Indebtedness or Capital Stock of a Restricted Subsidiary acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was created or entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person or any of its Subsidiaries, so acquired, provided that in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(v)           customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(vi)          customary restrictions in leases (including capital leases), security agreements or mortgages or other purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property purchased or leased of the nature described in clause (iii) above;

(vii)         any Purchase Money Note, or other Indebtedness or contractual requirements incurred with respect to a Qualified Receivables Transaction relating to a Receivables Subsidiary;

(viii)        Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix)           any agreement for the sale or other disposition of all or substantially all the Capital Stock or the assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(x)            Liens permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(xi)           provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(xii)          restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xiii)         customary provisions imposed on the transfer of copyrighted or patented materials;

(xiv)        customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(xv)         contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary of the Company in any manner material to the Company or any Restricted Subsidiary of the Company; and

(xvi)        restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary of the Company or any of their businesses.

Section 4.09.        Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)           Except as otherwise provided in this Section 4.09, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company or any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock or preferred stock if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock  or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom as determined in good faith by the chief financial officer of the Company in an Officer’s Certificate) as if the additional Indebtedness had been incurred, or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)           Except as otherwise provided in Section 4.09(c), the provisions of Section 4.09(a) will not apply to the incurrence of any of the following items of Indebtedness or the issuance of any of the following items of Disqualified Stock or preferred stock (collectively, “Permitted Debt”):

(i)            the incurrence by the Company and/or its Restricted Subsidiaries (and the Guarantee thereof by the Guarantors and the Non-Guarantor Subsidiaries) of Indebtedness under the Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the

Company and its Restricted Subsidiaries thereunder) outstanding under all Credit Facilities after giving effect to such incurrence, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (i), does not exceed (A) an amount equal to $250.0 million prior to the Initial Call Termination Date and thereafter (B) the greater of (x) $250.0 million and (y) 85% of the total tangible assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal quarter prior to such incurrence, as determined in accordance with GAAP, in each case, less the aggregate principal amount of all principal payments thereunder constituting permanent reductions of such Indebtedness pursuant to and in accordance with Section 4.10;

(ii)           the incurrence by the Company and those Restricted Subsidiaries that are Guarantors of Indebtedness in respect of the Notes, replacement Notes, if any, and the Note Guarantees;

(iii)          the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations, mortgage financings, Attributable Debt arising out of sale and leaseback transactions or purchase money obligations), Disqualified Stock or preferred stock, in each case (x) incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, lease, installation or improvements of property, plant or equipment used or useful in the business of the Company or such Restricted Subsidiary, or (y) otherwise constituting Attributable Debt arising out of sale and leaseback transactions, in an aggregate principal amount not to exceed (A) $20.0 million at any time outstanding prior to the Initial Call Termination Date and (B) thereafter $30.0 million at any time outstanding;

(iv)          the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(v)           the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness or Replacement Preferred Stock in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) or any Disqualified Stock or preferred stock that was permitted by this Indenture to exist or be incurred;

(vi)          the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (1) if the Company or any Restricted Subsidiary that is a Guarantor is the obligor on such Indebtedness and the payee is not the Company or such Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the

Company, or the Note Guarantees, in the case of such Guarantor, and (2) (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, which new incurrence is not permitted by this clause (vi);

(vii)         the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that (1) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company and (2) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute a new issuance of such preferred stock by such Restricted Subsidiary, which new issuance is not permitted by this clause (vii);

(viii)        the incurrence by the Company or any of the Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(ix)           the guarantee: (1) by the Company or any Restricted Subsidiary of the Company of Indebtedness of the Company or any Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed and (2) by any Non-Guarantor Subsidiary of Indebtedness of a Non-Guarantor Subsidiary;

(x)            the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, letters of credit, performance, surety bonds, appeal bonds or other similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

(xi)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(xii)          the incurrence of Indebtedness arising from Guarantees of Indebtedness of the Company or any Restricted Subsidiary or the agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, holdback, contingency payment obligations or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the Company or any Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(xiii)         the incurrence of Indebtedness resulting from endorsements of negotiable instruments for collection in the ordinary course of business;

(xiv)        Indebtedness (which may include Disqualified Stock or preferred stock) of Persons that are acquired by the Company or any Restricted Subsidiary (including by way of merger or consolidation) in accordance with the terms of this Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; and provided, further, that after giving effect to such acquisition or merger, either (A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio or (B) the Company’s Fixed Charge Coverage Ratio after giving pro forma effect to such acquisition or merger would be greater than the Company’s actual Fixed Charge Coverage Ratio immediately prior to such acquisition or merger;

(xv)         Indebtedness of the Company or a Restricted Subsidiary in respect of netting services, overdraft protection and otherwise in connection with deposit accounts; provided that such Indebtedness remains outstanding for ten Business Days or less;

(xvi)        the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction;

(xvii)       the incurrence by the Company of Additional Notes pursuant to Section 2.18;

(xviii)      the incurrence by the Company of Indebtedness consisting of Subordinated Shareholder Funding; and

(xix)         the incurrence or issuance by the Company or any Restricted Subsidiary of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value or liquidation preference, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness and all Replacement Preferred Stock incurred to renew, refund, refinance, replace, defease or discharge any such Indebtedness,

Disqualified Stock and preferred stock incurred or issued pursuant to this clause (xix), not to exceed (A) $15.0 million prior to the Initial Call Termination Date and (B) thereafter $40.0 million.

(c)           Notwithstanding the provisions of Section 4.09(a) and Section 4.09(b), prior to the date which is eighteen (18) months following the Closing Date, neither the Company nor any Restricted Subsidiary of the Company shall incur any Senior Debt if, at the time of the incurrence of such Senior Debt, the Company’s Consolidated Total Indebtedness to Consolidated Cash Flow Ratio (after giving a pro forma effect thereto) would have been greater than 3.75 to 1.00; provided, however, that this Section 4.09(c) shall not apply to:

(i)            the incurrence by the Company or any Restricted Subsidiary of the Company of Senior Debt otherwise permitted to be incurred under the Congress Credit Facility; and

(ii)           the incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness otherwise permitted to be incurred under clause (viii), (ix), (x), (xi), (xii), (xiii), (xv) or (xvi) of Section 4.09(b).

(d)           Notwithstanding the provisions of Section 4.09(a), prior to the Initial Call Termination Date, neither the Company nor any Restricted Subsidiary of the Company shall incur any Indebtedness permitted to be incurred pursuant to Section 4.09(a) if, at the time of the incurrence of such Indebtedness, the Company’s Consolidated Total Indebtedness to Consolidated Cash Flow Ratio (after giving a pro forma effect thereto) would have been greater than 3.75 to 1.00.

(e)           For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xix) above or is entitled to be incurred pursuant to Section 4.09(a), the Company may, in its sole discretion, classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.  Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such clause and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness.  The outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall not be double counted.  The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this Section 4.09; provided that, in each such case, the amount thereof is included in Fixed Charges of the Company as accrued (other than the reclassification of preferred stock as Indebtedness due to a change in accounting principles).

(f)            The amount of any Indebtedness outstanding on any date will be (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of (x) the Fair Market Value of such assets at the date of determination and (y) the amount of the Indebtedness of the other Person.

Section 4.10.        Asset Sales.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)            the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii)           at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash.  For purposes of this provision, each of the following shall be deemed to be cash:

(A)          Cash Equivalents;

(B)           any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary of the Company (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or the Note Guarantees) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(C)           any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of receipt, to the extent of the cash received in that conversion;

(D)          any Designated Noncash Consideration the Fair Market Value of which, when taken together with all other Designated Noncash Consideration received pursuant to this clause (D) (and not subsequently converted into Cash Equivalents that are treated as Net Proceeds of an Asset Sale) does not exceed $15.0 million since the Effective Date, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(E)           any stock or assets of the kind referred to in clauses (ii) or (iv) of Section 4.10(b) hereof.

(b)           Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(i)            to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to (A) correspondingly reduce commitments with respect thereto or (B) acquire Additional Assets;

(ii)           to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(iii)          to buy out or purchase a release from lease obligations on existing retail stores or distribution centers;

(iv)          to make a capital expenditure; or

(v)           to acquire Additional Assets.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture.

(c)           Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) hereof shall constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $15.0 million, within ten Business Days thereof, the Company shall make an Asset Sale Offer to all Holders and if the Company elects (or is required by the terms of such other pari passu Indebtedness), all holders of other Indebtedness that is pari passu with the Notes.  The offer price in any Asset Sale Offer shall be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase (or, in respect of any pari passu Indebtedness, such lesser price, if any, as may be provided for by its terms), and shall be payable in cash.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(d)           The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 or Section 4.10 of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 3.09 or this Section 4.10 by virtue of such compliance.

Section 4.11.        Transactions with Affiliates.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Company involving aggregate consideration in excess of $5.0 million (each of the foregoing, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is on terms that, taken as a whole, are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the Board of Directors of the Company and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b)           The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of Section 4.11(a):

(i)            transactions with customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in accordance with the terms of this Indenture which are fair to the Company, in the reasonable determination of the Board of Directors of the Company or the senior management of the Company and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(ii)           any employment agreement, stock option or other compensation agreement or employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments or the issuance of securities thereunder;

(iii)          transactions between or among the Company and/or its Restricted Subsidiaries;

(iv)          transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the

Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(v)           payment of reasonable directors’ fees;

(vi)          any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(vii)         loans (or cancellation of loans) or advances to employees in the ordinary course of business;

(viii)        sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Subsidiary in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

(ix)           Permitted Investments or Restricted Payments that do not violate the provisions of Section 4.07;

(x)            the existence of, or the performance by the Company or any Restricted Subsidiary of their obligations under the terms of, any stockholders agreement, partnership agreement or limited liability company agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a part as of the Effective Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Effective Date will only be permitted by this clause (x) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not materially disadvantageous to the Holders of the Notes, as determined in good faith by the Board of Directors of the Company or the senior management of the Company;

(xi)           any management, financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services involving the Company and any of its Restricted Subsidiaries (including, without limitation, any payments in cash, Equity Interests or other consideration made by the Company or any of its Restricted Subsidiaries in connection therewith) on the one hand and the Permitted Holders on the other hand, which services (and payments and other transactions in connection therewith) are approved by a majority of the members of the Board of Directors of the Company in good faith;

(xii)          the issuance of Equity Interests (other than Disqualified Stock) in the Company or any Restricted Subsidiary for compensation purposes;

(xiii)         the issuance of any Subordinated Shareholder Funding;

(xiv)        intellectual property licenses between or among the Company and/or any Subsidiary of the Company in the ordinary course of business;

(xv)         tax sharing arrangements (including the Tax Sharing Agreement);

(xvi)        the issuance or sale of any Capital Stock by the Company; and

(xvii)       Existing Indebtedness and any other obligations pursuant to an agreement existing on the Effective Date, including any amendment thereto (so long as such amendment is not disadvantageous to the Holders of the Notes in any material respect).

Section 4.12.        Liens.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien against or upon any of the Collateral or any proceeds therefrom or assign or convey any right to receive income therefrom for purposes of security, except Collateral Permitted Liens.

Section 4.13.        Offer to Purchase Upon a Change of Control.

(a)           Upon the occurrence of a Change of Control and subject to Section 3.07(c), each Holder shall have the right to require the Company to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company shall mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and stating:

(i)            that the Change of Control Offer is being made pursuant to this Section 4.13 and that all Notes tendered shall be accepted for payment;

(ii)           the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iii)          that any Note not tendered shall continue to accrue interest;

(iv)          that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(v)           that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi)          that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased;

(vii)         that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof; and

(viii)        that Holders electing to have a Note purchased pursuant to a Change of Control Offer may elect to have Notes purchased in integral multiples of $1,000 only.

(b)           The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.13, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.13 by virtue of such compliance.

(c)           On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i)            accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)           deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)          deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(d)           The Paying Agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any.  The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(e)           Prior to complying with any of the provisions of this Section 4.13, but in any event within 90 days following a Change of Control, the Company shall either repay all its outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing its outstanding Senior Debt to permit the repurchase of Notes required by this Section 4.13.

(f)            The Change of Control provisions described above will be applicable whether or not any other provisions of this Indenture are applicable.  Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization, leveraged buy out or similar transaction which is not a Change of Control.

(g)           Notwithstanding anything to the contrary in this Section 4.13, the Company shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.13 and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer or (ii) notice of redemption has been given pursuant to Section 3.07 of this Indenture unless and until there is a Default in payment of the applicable redemption price.

Section 4.14.        Corporate Existence.

Subject to Section 4.13 and Article 5 hereof, as the case may be, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15.        Business Activities.

The Company shall not, and shall not permit any Restricted Subsidiary to engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.16.        No Layering of Debt.

Notwithstanding the provisions of Section 4.09 hereof, (a) the Company shall not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes, and (b) no Guarantor shall incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s  Note Guarantee.  No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis and Indebtedness that is not guaranteed by a particular Person shall not be deemed to be subordinate or junior to Indebtedness that is so guaranteed solely because it is not so guaranteed.

Section 4.17.        Additional Note Guarantees.

If (a) the Company or any of its Restricted Subsidiaries acquires or creates another Subsidiary after the date of this Indenture that guarantees Indebtedness under the Congress Credit Facility or (b) any Subsidiary of the Company or any of its Restricted Subsidiaries existing as of the date hereof becomes a guarantor of Indebtedness under the Congress Credit Facility, then such newly acquired or created Subsidiary or such Subsidiary guarantor of Indebtedness under the Congress Credit Facility, as the case may be, shall become a Guarantor and execute a Note Guarantee, the form of which is attached as Exhibit B, pursuant to a supplemental indenture, the form of which is attached as Exhibit C, and deliver an Opinion of Counsel in form and substance satisfactory to the Trustee within 30 Business Days of the date on which it was acquired or created.

ARTICLE 5
SUCCESSORS

Section 5.01.        Merger, Consolidation of Sale of Assets.

(a)           The Company shall not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person unless (i) either the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company (other than a Receivables Subsidiary), the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, would (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or (ii) have a Fixed Charge Coverage Ratio that is greater than the actual Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.

(b)           Section 5.01(a) will not prohibit (A) a merger of the Company into a Wholly Owned Subsidiary of the Company created for the purpose of holding the Capital Stock of the Company, (B) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries (C) a merger between the Company and an Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States, (D) any merger of a Restricted Subsidiary into the Company or (E) transfers of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction, so long as, in each case, the amount of Indebtedness of the Company and its Restricted Subsidiaries, taken as a whole, is not increased thereby.

Section 5.02.        Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in a transaction that is subject to, and that complies with the provisions of Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, assignment, transfer, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture or the Notes referring to the “Company” shall refer instead to the successor Person and not to the Company), and shall exercise every right and power of the Company under this Indenture and the Notes with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company, if any, shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as whole in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01.        Events of Default.

Each of the following constitutes an “Event of Default”:

(i)            default for 30 days in the payment when due of interest on the Notes;

(ii)           default in payment when due (at maturity, upon redemption or otherwise) of principal of or premium, if any, on the Notes;

(iii)          failure by the Company or any of its Restricted Subsidiaries for 30 days after notice by the Trustee or by the Holders of at least 25% in principal amount of the Notes then outstanding voting as a single class to comply with the provisions described under Section 4.07, Section 4.09, Section 4.10 or Section 4.13;

(iv)          failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least a majority in principal amount of the then outstanding voting as a single class to comply with any other agreement in this Indenture or the Notes;

(v)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default (a) is caused by a failure to pay principal of such Indebtedness after giving effect to any grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its stated maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(vi)          failure by the Company or any of its Subsidiaries to pay final, non-appealable judgments aggregating in excess of $25.0 million (net of any amounts covered by a reputable and credit worthy insurance company that has not contested coverage or reserved rights with respect to an underlying claim), which judgments are not paid, discharged, waived or stayed for a period of more than 60 consecutive days after such judgments become final and non-appealable;

(vii)         the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A)          commences a voluntary case;

(B)           consents to the entry of an order for relief against it in an involuntary case;

(C)           consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(D)          makes a general assignment for the benefit of its creditors;

(viii)        a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)          is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary in an involuntary case;

(B)           appoints a Custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary; or

(C)           orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(ix)           except as permitted herein, any Note Guarantee is held to be unenforceable or invalid by any final and non-appealable judgment or decree or ceases for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Guarantor that is a Significant Subsidiary, denies or disaffirms such Guarantor’s obligations under its Note Guarantee and such Default continues for 10 days after receipt of the notice specified in this Indenture; or

(x)            except as permitted herein, any Security Document or any security interest granted thereby is held to be unenforceable or invalid by any final and non-appealable judgment or decree or ceases for any reason to be in full force and effect and such Default continues for 10 days after receipt of the notice specified in this Indenture, or the Company or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of such Person, denies or disaffirms the Company’s or such Guarantor’s obligations under any Security Document.

The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

Section 6.02.        Acceleration.

In the case of an Event of Default specified in clause (vii) or (viii) of Section 6.01 hereof, all outstanding Notes shall become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Facilities is outstanding, such acceleration shall not be effective until the earlier of (a) the acceleration of such Indebtedness under the Credit Facilities or (b) five Business Days after receipt by the Company of written notice of such acceleration.  Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture.

Upon any such declaration, the Notes shall become due and payable immediately.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration or waive any existing Default or Event of Default and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Section 6.03.        Other Remedies.

(a)           If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b)           The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04.        Waiver of Past Defaults.

Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05.        Control by Majority.

The Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust power conferred on it.  However, (i) the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability, and (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Section 6.06.        Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture, the Notes or the Note Guarantees only if:

(i)            the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(ii)           the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(iii)          such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee reasonable security or indemnity against any loss, liability or expense;

(iv)          the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of security or indemnity; and

(v)           during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07.        Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on such Note, on or after the respective due dates expressed in such Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08.        Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(i) or (ii) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company and each Guarantor for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09.        Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceeding relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable on any such claims and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the

Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.        Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:  to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third:  to the Company or, to the extent the Trustee collects any amount pursuant to Article 12 from the Guarantors, to such Guarantors, or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11.        Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7
TRUSTEE

Section 7.01.        Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)           Except during the continuance of an Event of Default:

(i)            the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)           in the absence of bad faith or gross negligence on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)           The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)            this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (e) of this Section 7.01.

(e)           No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(f)            The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02.        Rights of Trustee.

(a)           The Trustee may conclusively rely on the truth of the statements and correctness of the opinions contained in, and shall be protected from acting or refraining from acting upon, any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.  The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)           The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture; provided, however, that the Trustee’s conduct does not constitute willful misconduct, bad faith or negligence.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or any Guarantor shall be sufficient if signed by an Officer of the Company or such Guarantor, as applicable.

(f)            The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)           The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)           The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder.

Section 7.03.        Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, the Guarantors or any Affiliate of the Company or the Guarantors with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Section 7.10 and Section 7.11 hereof.

Section 7.04.        Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or the Note Guarantees, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05.        Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs.  Except in the case of a Default or Event of Default in payment on any Note pursuant to Section 6.01(i) or (ii) hereof, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06.        Reports by Trustee to Holders of the Notes.

Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA Section 313(a) as if it were applicable to this Indenture (but if no event described in TIA Section 313(a) has occurred within the twelve months preceding the reporting date, no such report need be transmitted).  The Trustee also shall comply with TIA Section 313(b) and transmit by mail all reports as required by TIA Section 313(c), as if TIA Section 313(b) and TIA Section 313(c) were applicable to this Indenture.  The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange and of any delisting thereof.

Section 7.07.        Compensation and Indemnity.

(a)           The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder.  To the extent permitted by law, the Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)           The Company and the Guarantors, jointly and severally, shall indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company and the Guarantors or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder except to the extent any such loss, liability or expense may be attributable to its negligence, willful misconduct or bad faith.  The Trustee shall notify the Company and the Guarantors promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company and the Guarantors shall not relieve the Company or the Guarantors of their obligations hereunder.  The Company and the Guarantors shall defend the claim and the Trustee shall cooperate in the defense.  The Trustee may have separate counsel and the Company and the Guarantors shall pay the reasonable fees and expenses of such counsel.  The Company and the Guarantors need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld.

(c)           The obligations of the Company and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.  To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture.

(d)           When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(vii) or (viii) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08.        Replacement of Trustee.

(a)           A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)           The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing.  The Company may remove the Trustee if:

(i)            the Trustee fails to comply with Section 7.10 hereof;

(ii)           the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii)          a Custodian or public officer takes charge of the Trustee or its property; or

(iv)          the Trustee becomes incapable of acting.

(c)           If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d)           If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)           If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10 hereof, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.  A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and the duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to the Holders of the Notes.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09.        Successor Trustee by Merger, Etc.

If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee or any Agent, as applicable.

Section 7.10.        Eligibility; Disqualification.

(a)           There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent annual report of condition.

(b)           This Indenture shall always have a Trustee that satisfies the requirements of TIA Section 310(a)(1), (2) and (5), as if such provisions were applicable to this Indenture.  The Trustee shall comply with TIA Section 310(b) as if it were applicable to this Indenture; provided, however, that for purposes of this Indenture, all references in TIA Section 310(b) to actions by or application to the Commission shall be deemed deleted; and provided, further, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

Section 7.11.        Preferential Collection of Claims Against the Company.

The Trustee shall comply with TIA Section 311(a) as if it were applicable to this Indenture, excluding any creditor relationship listed in TIA Section 311(b).  A Trustee who has resigned or been removed shall comply with the requirements of TIA Section 311(a) to the extent indicated therein, as if they were applicable to this Indenture.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01.        Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at any time, elect to have either Section 8.02 or Section 8.03 hereof be applied to all outstanding Notes and all obligations of the Guarantors with respect to the Note Guarantees then outstanding upon compliance with the conditions set forth below in this
Article 8.

Section 8.02.        Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their respective obligations with respect to all Notes and the Note Guarantees then outstanding on the date the conditions set forth below are satisfied (“Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company and each Guarantor shall be deemed to have paid and discharged the entire Indebtedness represented by the Notes and the Note Guarantees outstanding, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (i) and (ii) below, and to have satisfied all their respective other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:  (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal amount, premium, if any, and interest on such Notes when such payments are due from the trust referred to in Section 8.04; (ii) the Company’s obligations with respect to such Notes under Section 2.03, Section 2.04, Section 2.05, Section 2.08, Section 2.09, Section 2.12 and Section 4.02 hereof; (iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and (iv) the provisions of this Section 8.02.  Subject to compliance with this Section 8.02, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03.        Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their respective obligations under the covenants contained in Article 5 and in Section 4.03, Section 4.05, Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.12, Section 4.13, Section 4.15, Section 4.16, Section 4.17 and Section 12.01 hereof with respect to the outstanding Notes and the Note Guarantees on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Note Guarantees, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and the Note Guarantees shall be unaffected thereby.  In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.01(iii) through (v) hereof and, to the extent relating to a Significant Subsidiary, Section 6.01(vii) and Section 6.01(viii) shall not constitute Events of Default.

Section 8.04.        Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or Section 8.03 hereof to the outstanding Notes and the Note Guarantees:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(i)            the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as shall be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal amount of, premium, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(ii)           in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)          in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the

Holders of the outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)          such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement (including, without limitation, the Congress Credit Facility) or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(v)           the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(vi)          the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05.        Deposited Money and U.S. Government Securities to be Held in Trust; Other Miscellaneous Provisions.

(a)           Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the then outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such money need not be segregated from other funds except to the extent required by law.

(b)           The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c)           Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time at the Company’s request any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under clause (i) of Section 8.04 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06.        Repayment to the Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for one year after such principal, and premium, if any, or interest, if any, have become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

Section 8.07.        Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 hereof or Section 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Company and the Guarantors under this Indenture, and the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 hereof or Section 8.03 hereof, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 hereof or Section 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the cash or Government Securities held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.        Without Consent of Holders of the Notes.

(a)           Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Note Guarantees:

(i)            to cure any ambiguity, defect or inconsistency;

(ii)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(iii)          to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes in the case of a merger, or consolidation pursuant to Article 5 or Section 12.03 hereof;

(iv)          to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder of the Notes;

(v)           to provide for the issuance of Additional Notes as permitted by Section 2.18; or

(vi)          to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

(b)           Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02(b) hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02.        With Consent of Holders of Notes.

(a)           Except as provided below in this Section 9.02, this Indenture, the Notes and the Note Guarantees issued hereunder may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or a tender offer or exchange offer for, Notes), and, subject to Section 6.04 and Section 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or a tender offer or exchange offer for, Notes).

(b)           Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02(b) hereof, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may, but shall not be obligated to, enter into such amended or supplemental indenture.

(c)           It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.  After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders of each Note affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

(d)           Subject to Section 6.04 and Section 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding, voting as a single class, may amend or waive compliance in a particular instance by the Company or the Guarantors with any provision of this Indenture or the Notes or the Note Guarantees.  However, without the consent of each Holder affected, an amendment, or waiver may not (with respect to any Note held by a non-consenting Holder):

(i)            reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)           reduce the principal of or change the fixed maturity of any Notes or alter the provisions with respect to the redemption of the Notes (other than provisions relating to Section 3.09, Section 4.10 and Section 4.13 hereof);

(iii)          reduce the rate of or change the time for payment of interest on any Note;

(iv)          waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(v)           make any Note payable in money other than that stated in the Notes;

(vi)          make any change in Section 6.04 or Section 6.07 hereof;

(vii)         waive a redemption or repurchase payment with respect to any Note (other than a payment required by Section 3.09, Section 4.10 or Section 4.13 hereof);

(viii)        except as otherwise permitted herein, release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, or amend the provisions herein relating to the release of any Guarantor; or

(ix)           make any change in the amendment and waiver provisions of this Article 9.

Section 9.03.        Revocation and Effect of Consents.

(a)           Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.

(b)           However, any such Holder or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

Section 9.04.        Notation on or Exchange of Notes.

(a)           The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

(b)           Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05.        Trustee to Sign Amendments, Etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Company and the Guarantors may not sign an amendment or supplemental indenture until their respective Board of Directors approves it.  In executing any amended or supplemental indenture the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10
SUBORDINATION

Section 10.01.      Agreement to Subordinate.

The Company agrees, and each Holder of Notes by accepting a Note agrees, that all Obligations evidenced by the Notes are subordinated in right of payment, to the extent and in the manner provided in this Article 10, to the prior payment in full in cash of all Senior Debt (whether outstanding on the Effective Date or created, incurred, assumed or guaranteed thereafter), and that the subordination is for the benefit of the holders of Senior Debt of the Company.

Section 10.02.      Liquidation; Dissolution; Bankruptcy.

The holders of Senior Debt of the Company will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate that would be applicable under the terms of the documentation governing the applicable Senior Debt and other reasonable fees, costs or charges provided for under the applicable Senior Debt which would accrue and become due under the terms of the applicable Senior Debt but for the commencement of any case in bankruptcy, in each case as to such interest or other amounts whether or not allowed or allowable in whole or in part in such case) before the Holders of Notes will be entitled to receive any payment (by setoff or otherwise) with respect to the Notes:

(a)   in a liquidation or dissolution of the Company;

(b)   in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(c)   in an assignment for the benefit of the Company’s creditors; or

(d)   in any marshaling of the Company’s assets and liabilities,

and, if any of the foregoing shall have occurred, until all Obligations with respect to Senior Debt are paid in full in cash, any payment or distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from any trust created pursuant to Section 8.04 or Article 13 hereof).

Section 10.03.      Default On Designated Senior Debt.

(a)           The Company shall not make any payment (by setoff or otherwise) in respect of the Notes (except in Permitted Junior Securities or from the trust created pursuant to Section 8.04 or Article 13 hereof) if (i) a default in the payment of the principal or premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable grace period or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity, and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the holders of any Designated Senior Debt or any agent or trustee for such holders.  Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless a payment default has occurred and is continuing (as a result of the maturity of any Designated Senior Debt having been accelerated).  No new period of payment blockage (other than for a payment default) may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash.  No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

(b)           Whenever the Company is prohibited from making any payment in respect of the Notes, the Company also shall be prohibited from making, directly or indirectly, any payment of any kind on account of the purchase or other acquisition of the Notes.  If any Holder receives any payment or distribution that such Holder is not entitled to receive with respect to the Notes, such Holder shall be required to pay the same over to the holders of Designated Senior Debt or, in the event there are not any such holders, to the holders of Senior Debt, or any representative of such holders under the indenture or other agreement (if any) pursuant to which such Designated Senior Debt or Senior Debt, as the case may be, may have been issued (the “Representative”).

Section 10.04.      Acceleration of Notes.

If payment of the Notes is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Debt of the acceleration.

Section 10.05.      When Distribution Must Be Paid Over.

(a)           In the event that the Trustee or any Holder of a Note receives any payment (including a payment by a Guarantor under its Note Guarantee) of any Obligations with respect to the Notes (other than Permitted Junior Securities and payments made from any trust created pursuant to Section 8.04 or Article 13 hereof) at a time when the Trustee or such Holder, as applicable, has actual knowledge that such payment is prohibited by Section 10.03 hereof, such payment shall be held by the Trustee or such Holder, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of Designated Senior Debt or, in the event there are not any such holders, to the holders of Senior Debt, in each case as their interests may appear, or their respective Representative, as their respective interests may appear, for application to the payment of all Obligations with respect to such Designated Senior Debt or such Senior Debt, as the case may be, remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of such Designated Senior Debt or such Senior Debt, as the case may be.

(b)           With respect to the holders of Designated Senior Debt and Senior Debt, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Article 10, and no implied covenants or obligations with respect to the holders of Designated Senior Debt or Senior Debt shall be read into this Indenture against the Trustee.  The Trustee shall not be deemed to owe any fiduciary duty to the holders of Designated Senior Debt or Senior Debt and shall not be liable to any such holders if the Trustee shall pay over or distribute to or on behalf of Holders of the Notes or the Company or any other Person money or assets to which any holders of Designated Senior Debt or Senior Debt shall be entitled by virtue of this Article 10, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

Section 10.06.      Notice by the Company.

The Company shall promptly notify the Trustee and the Paying Agent of any facts known to the Company that would cause a payment of any Obligations with respect to the Notes to violate this Article 10, but failure to give such notice shall not affect the subordination of the Notes to the Senior Debt as provided in this Article 10.

Section 10.07.      Subrogation.

After all Senior Debt is paid in full in cash and all commitments to make loans under such Senior Debt have been terminated and until the Notes are paid in full, Holders of the Notes shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Notes) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders of the Notes have been applied to the payment of Senior Debt.  A distribution made under this Article 10 to holders of Senior Debt that otherwise would have been made to Holders of the Notes is not, as between the Company and Holders of the Notes, a payment by the Company on the Notes.

Section 10.08.      Relative Rights.

(a)           This Article 10 defines the relative rights of Holders of the Notes and holders of Senior Debt.  Nothing in this Indenture shall:

(i)            impair, as between the Company and Holders of the Notes, the obligations of the Company, which are absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms;

(ii)           affect the relative rights of Holders of the Notes and creditors of the Company other than their rights in relation to holders of Senior Debt; or

(iii)          prevent the Trustee or any Holder of the Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of Senior Debt to receive distributions and payments otherwise payable to Holders of the Notes.

(b)           If the Company fails because of this Article 10 to pay principal of or interest on a Note on the due date, the failure is still a Default or Event of Default.

Section 10.09.      Subordination May Not Be Impaired by the Company.

No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company, any Subsidiary of the Company, the Trustee or any Holder or by the failure of the Company, any Subsidiary of the Company, the Trustee or any Holder to comply with this Indenture.

Section 10.10.      Distribution or Notice of Representative.

(a)           Whenever a distribution is to be made or a notice given to holders of Designated Senior Debt or Senior Debt, as the case may be, the distribution may be made and the notice given to the Representative of such holders.

(b)           Upon any payment or distribution of assets of the Company referred to in this Article 10, the Trustee and the Holders of the Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the

Holders of the Notes for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 10.

Section 10.11.      Rights of Trustee and Paying Agent.

(a)           Notwithstanding the provisions of this Article 10 or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Notes, unless the Trustee shall have received at its Corporate Trust Office at least three Business Days prior to the date of such payment written notice of facts that would cause the payment of any Obligations with respect to the Notes to violate this Article 10.  Only the Company or a Representative may give the notice.  Nothing in this Article 10 shall impair or subordinate the claims of or payments to, the Trustee under or pursuant to Section 7.07 hereof.

(b)           The Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee.  Any Agent may do the same with like rights.

Section 10.12.      Authorization to Effect Subordination.

Each Holder of a Note by the Holder’s acceptance thereof authorizes and directs the Trustee on the Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 10, and appoints the Trustee to act as the Holder’s attorney-in-fact for any and all such purposes.  If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.09 hereof at least 30 days before the expiration of the time of such claim, the Representatives of the Designated Senior Debt, including the Credit Agent, are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes.

Section 10.13.      Amendments.

Any amendment to the provisions of this Article 10 shall require the consent of (a) the Holders of a majority in principal amount of the then outstanding Notes if such amendment would adversely affect the rights of the Holders of Notes and (b) the holders of Senior Debt if such amendment would adversely affect the rights of the holders of such Senior Debt then outstanding (or any group or representative thereof authorized to give such consent).

Section 10.14.      Reliance by Holders of Senior Debt on Subordination Provisions.

Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Debt, whether such Senior Debt was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Debt and such holder of such Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.

ARTICLE 11
COLLATERAL AND SECURITY

Section 11.01.      Security Documents.

The due and punctual payment of the principal of and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and performance of all other obligations of the Company and the Guarantors to the Holders or the Trustee under this Indenture, the Notes and the Note Guarantees, according to the terms hereunder or thereunder, are secured as provided in the Security Documents which the Company and the Guarantors have entered into prior to and simultaneously with the execution of this Indenture, subject to the terms of the Intercreditor Agreement.  Each Holder, by its acceptance thereof, consents and agrees to the terms of the Security Documents and the Intercreditor Agreement (including the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with the terms thereof and authorizes and directs the Collateral Agent to enter into the Security Documents and the Intercreditor Agreement and other documents referenced in the Intercreditor Agreement in connection therewith, confirms and ratifies each prior entry by the Collateral Agent into any Security Documents and the Intercreditor Agreement executed prior to the date hereof, and authorizes and directs the Collateral Agent to perform its obligations and exercise its rights thereunder in accordance therewith.  The Company and the Guarantors shall deliver to the Trustee (if it is not itself then the Collateral Agent) copies of all documents delivered to the Collateral Agent pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be required by the next sentence of this Section 11.01, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.  Each of the Company and the Guarantors shall take, and shall cause the Restricted Subsidiaries to take, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations of the Company and the Guarantors hereunder, a valid and enforceable perfected second-priority Lien and security interest in and on all the Collateral, in favor of the Collateral Agent for the benefit of the Holders, second in priority (subject to Collateral Permitted Liens) to any and all security interests at any time granted in the Collateral to secure the First-Lien Obligations.

Section 11.02.      Release of Collateral.

(a)           Subject to paragraphs (b), (c) and (d) of this Section 11.02, Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement, or as provided hereby.  Whether prior to or after the Discharge of First-Lien Obligations, upon the request of the Company pursuant to an Officer’s Certificate certifying that all conditions precedent hereunder have been met and without the consent of any Holder, the Company and the Guarantors will be entitled to releases of assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(i)            if all other Liens on that asset securing Obligations under First-Lien Obligations and any Other Second-Lien Obligations then secured by that asset (including all commitments thereunder) are released; provided, that after giving effect to the release, obligations secured by the first-priority Liens on the remaining Collateral remain outstanding;

(ii)           to enable the Company or Guarantors to consummate any sale, lease, conveyance or other disposition of any assets or rights permitted or not prohibited under Section 4.10 hereof;

(iii)          if the Company or any Guarantor, as the case may be, provides substitute collateral with at least an equivalent fair value, as determined in good faith by its Board of Directors;

(iv)          in respect of assets subject to a Lien securing purchase money Indebtedness permitted under Section 4.09(b) hereof;

(v)           if any Guarantor is released from its Note Guarantee, any of its assets comprising Collateral will also be released;

(vi)          in respect of assets included in the Collateral with a fair value, as determined in good faith by the Board of Directors, of up to $2.0 million in any calendar year, subject to a cumulative carryover for any amount not used in any prior calendar year; or

(vii)         pursuant to an amendment, waiver or supplement in accordance with Article 9 hereof.

Upon receipt of such Officer’s Certificate, the Collateral Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents.

(b)           Except as otherwise provided in the Intercreditor Agreement, no Collateral may be released from the Lien and security interest created by the Security Documents pursuant to the provisions of the Security Documents unless the Officer’s Certificate required by this Section 11.02 has been delivered to the Collateral Agent.

(c)           At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of the Security Documents will be effective as against the Holders, except as otherwise provided in the Intercreditor Agreement.

Section 11.03.      Certificates of the Trustee.

In the event that the Company or any Guarantor wishes to release Collateral in accordance with the Security Documents at a time when the Trustee is not itself also the

Collateral Agent and has delivered the certificates and documents required by the Security Documents and Section 11.02 hereof, the Trustee will determine whether it has received all documentation required hereunder in connection with such release and, based on such determination, will deliver a certificate to the Collateral Agent setting forth such determination.

Section 11.04.      Authorization of Actions to Be Taken by the Trustee Under the Security Documents.

Subject to the provisions of Section 7.01 and Section 7.02 hereof and the Intercreditor Agreement, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to, take all actions it deems necessary or appropriate in order to:

(a)           enforce any of the terms of the Security Documents; and

(b)           collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder.

Subject to the provisions of the Intercreditor Agreement, the Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

Section 11.05.      Authorization of Receipt of Funds by the Trustee Under the Security Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents and the Intercreditor Agreement, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 11.06.      Termination of Security Interest.

The Trustee will, at the request of the Company, deliver a certificate to the Collateral Agent stating that the Obligations under the Transaction Documents have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Security Documents upon (a) payment in full of the principal of and accrued and unpaid interest on the Notes and all other Obligations under the Transaction Documents that are due and payable at or prior to the time such principal and accrued and unpaid interest are paid, (b) satisfaction and discharge of this Indenture as described in Article 8 or (c) legal defeasance or covenant defeasance as described in Article 8.  Upon receipt of such instruction, the Collateral Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of all such Liens.

Section 11.07.      Collateral Agent.

(a)           The Trustee shall act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents, neither the Collateral Agent nor any of its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own willful misconduct, negligence or bad faith.

(b)           The Trustee, as Collateral Agent, is authorized and directed to (i) enter into the Security Documents, (ii) enter into the Intercreditor Agreement, (iii) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreement and (iv) perform and observe its obligations under the Security Documents and the Intercreditor Agreement.

(c)           If the Company (i) incurs Indebtedness constituting Senior Debt at any time when no Intercreditor Agreement is in effect or at any time when Indebtedness constituting First-Lien Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and designating such Senior Debt as First-Lien Obligations and requesting the Collateral Agent to enter into an Intercreditor Agreement in favor of a designated agent or representative for the holders of the Indebtedness so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such Intercreditor Agreement and other documents referenced in the Intercreditor Agreement in connection therewith, bind the Holders on the terms set forth therein, and perform and observe its obligations thereunder.

(d)           If (i) the Company at any time incurs any Indebtedness constituting Other Second-Lien Obligations, (ii) the indenture or agreement governing such Indebtedness provides that, notwithstanding the date, manner or order of grant, attachment or perfection of any Liens granted to the Collateral Agent under the Security Documents (the “Liens Securing Note Obligations”) or granted to the holders of Other Second-Lien Obligations or any agent or representative for the holders of Other Second-Lien Obligations (the “Liens Securing Other Second-Lien Obligations”), the Liens Securing Note Obligations and the Liens Securing Other Second-Lien Obligations shall be of equal dignity, priority and rank, (iii) the Company delivers to the Collateral Agent an Officer’s Certificate so stating and requesting that the Collateral Agent serve as collateral agent and enter into security documents with respect thereto and (iv) the Company delivers to the Collateral Agent an Opinion of Counsel stating that, in the opinion of such counsel, the Collateral Agent is empowered and obligated (on substantially the terms applicable to the Collateral Agent pursuant to the Indenture Documents) to hold the Liens Securing Note Obligations and all Liens Securing Other-Second Lien Obligations and all proceeds of all such Liens for the equal and ratable benefit of the holders of all Obligations secured thereby, giving effect to the assignment or transfer requested in such Officer’s Certificate, then (A) the Liens Securing Note Obligations shall be of equal dignity, priority and rank with all such Liens

Securing Other Second-Lien Obligations and (B) the Collateral Agent shall enter into such security documents as requested in such Officer’s Certificate.

Section 11.08.      Designations.

For purposes of the provisions hereof and the Intercreditor Agreement requiring the Company to designate Indebtedness for the purposes of the terms “First-Lien Obligations,” “Other Second-Lien Obligations” or any other such designations hereunder or under the Intercreditor Agreement, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Company by an Officer and delivered to the Trustee, the Collateral Agent and the Credit Agent.

ARTICLE 12
NOTE GUARANTEES

Section 12.01.      Note Guarantees.

(a)           Subject to Section 12.05 hereof, each Guarantor hereby unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes and the Obligations of the Company hereunder and thereunder, that:  (i) the principal of, premium, if any, and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal, premium, if any, (to the extent permitted by law) and interest on any interest, if any, on the Notes, and all other payment Obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration, redemption or otherwise.  Failing payment when so due of any amount so guaranteed for whatever reason each Guarantor will be obligated to pay the same immediately.  An Event of Default under this Indenture or the Notes shall constitute an event of default under the Note Guarantees, and shall entitle the Holders to accelerate the Obligations of the Guarantors hereunder in the same manner and to the same extent as the Obligations of the Company.

(b)           Each Guarantor hereby agrees that its Obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture or by release in accordance with the provisions of this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of such Guarantor.  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Note Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes and this Indenture.  If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any Note Custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, the Note Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect.  Each Guarantor agrees that it shall not be entitled to, and hereby waives, any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby.

(c)           Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of the Note Guarantees, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Obligations as provided in Article 6 hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Note Guarantees.

(d)           The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 12.02.      Execution and Delivery of the Note Guarantees.

(a)           To evidence the Note Guarantees set forth in Section 12.01, each Guarantor hereby agrees that a notation of its Note Guarantee substantially in the form of Exhibit B shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor, by manual or facsimile signature, by an Officer of such Guarantor.

(b)           Each Guarantor hereby agrees that its Note Guarantee set forth in Section 12.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

(c)           If an Officer whose signature is on this Indenture or on a Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which such Note Guarantee is endorsed, the Note Guarantee shall be valid nevertheless.

(d)           The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantees set forth in this Indenture on behalf of the Guarantors.

(e)           In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Subsidiary after the date of this Indenture, if required by Section 4.17 hereof, the Company shall cause such Subsidiary to comply with the provisions of Section 4.17 hereof and this Article 12, to the extent applicable.

Section 12.03.      Guarantors May Consolidate, etc., on Certain Terms

(a)           Except as set forth in Article 4 and Article 5 hereof, nothing contained in this Indenture shall prohibit any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

(b)           Subject to Section 12.04 hereof, no Guarantor may consolidate with or merge with or into (whether or not the Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with the Guarantor unless, subject to the provisions of the following paragraph, (i) the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) assumes all the obligations of the Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under this Indenture and the Note Guarantee; and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

(c)           In the case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and in a form reasonably satisfactory to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.  Such successor Person thereupon may cause to be signed the Note Guarantee to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee.  Any Note Guarantee so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantee theretofore and thereafter issued in accordance with the terms of this Indenture as though such Note Guarantee had been issued at the date of the execution hereof.

Section 12.04.      Releases of Note Guarantees.

The Note Guarantee of each Guarantor shall be released:

(i)                                     in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10 hereof;

(ii)                                  in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10 hereof;

(iii)                               if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary;

(iv)                              if that Guarantor is released from its Guarantee under the Black Canyon Credit Facility;

(v)                                 if that Guarantor is designated as a Non-Guarantor Subsidiary in accordance with the definition of Non-Guarantor Subsidiary; or

(vi)                              upon legal defeasance in accordance with Article 8 hereof or satisfaction and discharge in accordance with Article 13 hereof.

If any Guarantor is released from its Note Guarantee, any of its Subsidiaries that are Guarantors shall be released from their Note Guarantees, if any.

Section 12.05.      Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of each Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to such Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount that shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 12, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 12.06.      “Trustee” to Include Paying Agent.

In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article 12 shall in each case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 12 in place of the Trustee.

Section 12.07.      Subordination of Note Guarantees.

The Obligations of each Guarantor under its Note Guarantee pursuant to this Article 12 shall be junior and subordinated to the Senior Debt of such Guarantor on the same basis as the Notes are junior and subordinated to the Senior Debt of the Company.  For the purposes of the foregoing sentence, the Trustee and the Holders shall have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Notes pursuant to this Indenture, including Article 12 hereof.

ARTICLE 13
SATISFACTION AND DISCHARGE

Section 13.01.      Satisfaction and Discharge.

(a)           This Indenture shall be discharged and shall cease to be of further effect as to all Notes issued hereunder, when:

(i)                                     either:

(A)                              all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for which payment money has theretofore been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(B)                                all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or shall become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non- callable Government Securities, in amounts as shall be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(ii)                                  no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit shall not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(iii)                               the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(iv)                              the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

(b)           In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

(c)           Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to clause (B) of Section 13.01(a), the provisions of Section 13.02 and Section 8.06 shall survive.  In addition, nothing in this Section 13.01 shall be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 13.02.      Application of Trust Money.

(a)           Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 13.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

(b)           To the extent that and so long as the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 13.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01 hereof; provided, however, that if the Company has made any payment of principal of, premium, if any, or interest on any Notes following the reinstatement of their obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 14
MISCELLANEOUS

Section 14.01.      Trust Indenture Act.

This Indenture shall in no event be qualified under the TIA.

Section 14.02.      Notices.

(a)           Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery:

If to the Company and/or any Guarantor, to:

J. Crew Operating Corp.
770 Broadway
New York, New York 10003
Telecopier No.:  (212) 209-2666
Attention:  Chief Financial Officer

With a copy to:

Cleary Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, New York 10006
Telecopier No.:  (212) 225-3999
Attention:  Michael L. Ryan

If to the Trustee, to:

U.S. Bank National Association
Goodwin Square
225 Asylum Street
Hartford, Connecticut 06103

(b)           The Company, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

(c)           All notices and communications (other than those sent to Holders) shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(d)           Any notice or communication to a Holder shall be mailed by first class mail or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(e)           If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(f)            If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

(g)           Any notice or communication delivered to the Company under the provisions herein shall constitute notice to the Guarantors.

Section 14.03.      Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or the Guarantor to the Trustee to take any action under this Indenture (other than the initial issuance of the Notes), the Company or the Guarantors shall furnish to the Trustee upon request:

(i)                                     an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(ii)                                  an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.04.      Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(i)                                     a statement that the Person making such certificate or opinion has read such covenant or condition;

(ii)                                  a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)                               a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(iv)                              a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.05.      Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.06.      No Personal Liability of Directors, Officers, Employees, Organizers and Members.

No director, officer, employee, incorporator, stockholder, member or other holders of Equity Interests of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under this Indenture, the Notes or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

Section 14.07.      Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 14.08.      No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.09.      Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.  All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 12.03.

Section 14.10.      Severability.

In case any provision in this Indenture, the Notes or the Note Guarantees shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.11.      Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 14.12.      Table of Contents, Headings, Etc.

The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 14.13.      Entire Agreement.

The Transaction Documents constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among such parties, written or oral, that may have related in any way to the subject matter hereof.

[Signatures on following page]

SIGNATURES

Dated as of                       , 2005

J. CREW OPERATING CORP.
as Issuer

By:
Name:
Title:

J. CREW INTERMEDIATE LLC
as Guarantor

By:
Name:
Title:

GRACE HOLMES, INC. d/b/a
J. CREW RETAIL
as Guarantor

By:
Name:
Title:

H.F.D. NO 55, INC. d/b/a J. CREW
FACTORY
as Guarantor

By:
Name:
Title:

J. CREW, INC.
as Guarantor

By:
Name:
Title:

J. CREW INTERNATIONAL, INC.
as Guarantor

By:
Name:
Title:

U.S. Bank National Association
as Trustee

By:
Name:
Title:

EXHIBIT A

FORM OF NOTE

[Include the following legend for Global Notes only:

“THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREINAFTER.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”]

[Include the following legend on all Notes that are Restricted Notes:

“THIS NOTE AND ANY RELATED NOTE GUARANTEE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, THE SECURITIES ACT, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION AND IN ACCORDANCE WITH THE TRANSFER RESTRICTIONS CONTAINED IN THE INDENTURE UNDER WHICH THIS NOTE AND ANY RELATED GUARANTEE WAS ISSUED. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR SUCH OPINIONS OF COUNSEL, CERTIFICATES AND/OR OTHER INFORMATION AS IT MAY REASONABLY REQUIRE IN FORM REASONABLY SATISFACTORY TO IT AS PROVIDED FOR IN THE INDENTURE TO CONFIRM THAT THE TRANSFER COMPLIED WITH THE FOREGOING RESTRICTIONS AS PROVIDED FOR IN THE INDENTURE.”]

[FORM OF FACE OF NOTE]
9 3/4% Senior Subordinated Notes due 2014

No. 1	Principal Amount: $275,000,000

[If the Note is a Global Note include the following two lines:
as revised by the Schedule of Increases and
Decreases in Global Note attached hereto]

CUSIP NO. 46612GAC1

J. CREW OPERATING CORP., a Delaware corporation, promises to pay to                          or registered assigns, the principal amount of                           Dollars ($                             ) [If the Note is a Global Note, add the following: as revised by the Schedule of Increases and Decreases in Global Note attached hereto] on December 23, 2014.

Interest Payment Dates:	June 23 and December 23

Record Dates:	June 8 and December 8

Additional provisions of this Note are set forth on the other side of this Note, which provisions shall for all purposes have the same effect as if fully set forth at this place.

J. CREW OPERATING CORP.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 9 3/4% Senior Subordinated Notes due 2014 referred to in the within-mentioned Indenture:

Dated:	U.S. BANK NATIONAL ASSOCIATION
as Trustee

By:
Name:
Title:

[FORM OF BACK OF NOTE]
9 3/4% Senior Subordinated Notes due 2014

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.             INTEREST.

J. Crew Operating Corp., a Delaware corporation, or its successor (the “Company”), promises to pay interest on the principal amount of this Note at the rate of 9 3/4% per annum.  The Company will pay interest in United States dollars (except as otherwise provided herein) semi-annually in arrears on June 23 and December 23, commencing on June 23, 2005, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from December 23, 2004; provided that if there is no existing Default or Event of Default on the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date (but after December 23, 2004), interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from December 23, 2004.  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.  Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.             METHOD OF PAYMENT.

The Company will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of Notes at the close of business on June 8 or December 8next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Indenture with respect to defaulted interest.  The Notes shall be payable as to principal, premium and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium and interest on, all Global Notes.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.             PAYING AGENT AND REGISTRAR.

Initially, U.S. Bank National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company, the Guarantors or any of the Company’s Subsidiaries may act in any such capacity.

4.             INDENTURE.

The Company issued the Notes under an Indenture dated as of March 18, 2005 (“Indenture”) among the Company, the Guarantors and the Trustee.  The terms of the Notes include those stated in the Indenture.  The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms.  The Notes are subordinated secured Obligations of the Company having an initial aggregate principal amount of $275,000,000.  Subject to the conditions set forth in the Indenture and without the consent of the Holders, the Company may issue Additional Notes in an aggregate principal amount not to exceed $50,000,000.  All Notes will be treated as a single class of securities under the Indenture.

To guarantee the due and punctual payment of the principal of and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, J. Crew Intermediate LLC and certain Subsidiaries of the Company have unconditionally guaranteed such obligations pursuant to the terms of the Indenture.  The Note Guarantees will be subject to release as provided in the Indenture.  The obligations of any Guarantor in respect of its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contributions from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under the Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

5.             OPTIONAL REDEMPTION.

(a)           Optional Redemption.

(i)                                     Prior to the date which is eighteen (18) months following the Closing Date, the Company may redeem the Notes, at its option, in whole at any time or in part from time to time, at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date; provided, however, the Company may, at its option at any time prior to such date, irrevocably elect to terminate its right to redeem the Notes pursuant to this clause (i) by delivering a written notice to the Trustee and upon delivering such notice, the Initial Call Termination Date shall be deemed to have occurred.

(ii)                                  Commencing from the date which is the fifth anniversary of the Closing Date, the Company may redeem the Notes, at its option, in whole at any time or in part from time to time, at the following redemption prices, expressed as percentages of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve-month period commencing on the anniversary of the Closing Date in any year set forth below:

Year	Percentage
2009	104.875%
2010	102.438%
2011	101.219%
2012 and thereafter	100.0%

(b)           Optional Redemption upon a Change of Control.  Upon the occurrence of a Change of Control, at any time after the consummation of the Change of Control Offer in accordance with the provisions of Section 4.13 and prior to the date which is fifty-four (54) months following the Closing Date, the Company may redeem the Notes not tendered in the Change of Control Offer, in whole at any time or in part from time to time, at the Company’s option at a redemption price equal to 100% of the principal amount thereof plus the excess of:

(i)                                     the present value at such redemption date of (A) the redemption price of the Notes on the date which is fifty-four (54) months following the Closing Date (as determined pursuant to Section 3.07(a)); plus (B) all required remaining scheduled interest payments due on the Notes through the date which is fifty-four (54) months following the Closing Date, other than accrued interest to such redemption date, computed using a discount rate equal to the Treasury Rate plus 75 basis points per annum discounted on a semi-annual bond equivalent basis; over

(ii)                                  the principal amount of the Notes on such redemption date; plus accrued and unpaid interest on the Notes to the redemption date.  The Treasury Rate shall be calculated by the Company or on behalf of the Company by such Persons as the Company shall designate (and will not be a duty or obligation of the Trustee) on the third Business Day preceding the redemption date and notice thereof shall promptly be given by the Company to the Trustee.

(c)           Optional Redemption upon Equity Offerings.  At any time prior to the third anniversary of the Initial Call Termination Date, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings or a contribution to the common equity capital of the Company from the net proceeds of one or more Equity Offerings by a direct or indirect parent of the Company (in each case, other than Excluded Contributions and the net proceeds of a sale of Designated Preferred Stock) to redeem up to 40% of the aggregate principal amount of the Notes at a redemption price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of redemption; provided that the Company shall make such redemption not more than 90 days after the closing of such Equity Offering or equity contribution.

6.             MANDATORY REDEMPTION.

Except as set forth in paragraph 7 below, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.             REPURCHASE AT OPTION OF HOLDER.

(a)           Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to make an offer to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase.  Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and setting forth the procedures governing the Change of Control Offer required by the Indenture.

(b)           When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an offer to all Holders of Notes and, to the extent the Company elects or is required by the terms of any pari passu Indebtedness, to all holders of such pari passu Indebtedness (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes and any such pari passu Indebtedness that may be purchased out of the Excess Proceeds, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase (or, in respect of any pari passu Indebtedness, such lesser price, if any, as may be provided by its terms) in accordance with the procedures set forth in the Indenture or such pari passu Indebtedness.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture.  If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c)           Holders of the Notes that are the subject of an offer to purchase will receive a Change of Control Offer or Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form titled “Option of Holder to Elect Purchase” appearing below.

8.             NOTICE OF REDEMPTION.

Notice of redemption shall be mailed pursuant to the terms of the Indenture to each Holder whose Notes are to be redeemed at its registered address.  On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

9.             SUBORDINATION.

This Note and the Note Guarantees are subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all existing and future Senior Debt of the Company or any Guarantor, as the case may be.  This Note and the Note Guarantees in all respects rank pari passu with, or senior to, all other Indebtedness of the Company or the Guarantors, as the case may be.  By accepting a Note, each Holder agrees to the subordination provisions set forth in the Indenture, authorizes the Trustee to effectuate such subordination provisions and appoints the Trustee as attorney-in-fact for such purpose.

10.           DENOMINATIONS, TRANSFER, EXCHANGE.

The Notes are in registered form without coupons.  The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

11.           PERSONS DEEMED OWNERS.

The registered Holder of a Note may be treated as its owner for all purposes.

12.           AMENDMENT, SUPPLEMENT AND WAIVER.

Subject to the following paragraphs and to the provisions of the Indenture, the Indenture, the Notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of or, tender offer or exchange offer for, Notes), and, subject to the Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture, the Notes and the Note Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or a tender offer or exchange offer for, Notes).

Without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Note Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to provide for the issuance of

Additional Notes or to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

13.           DEFAULTS AND REMEDIES.

Events of Default include (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due (at maturity, upon redemption or otherwise) of principal of or premium, if any, on the Notes; (iii) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice by the Trustee or by the Holders of at least 25% in principal amount of the Notes then outstanding voting as a single class to comply with the provisions described under Section 4.07, Section 4.09, Section 4.10 or Section 4.13; (iv) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least a majority in principal amount of the then outstanding voting as a single class to comply with any other agreement in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default (a) is caused by a failure to pay principal of such Indebtedness after giving effect to any grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its stated maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final, non-appealable judgments aggregating in excess of $25.0 million (net of any amounts covered by a reputable and credit worthy insurance company that has not contested coverage or reserved rights with respect to an underlying claim), which judgments are not paid, discharged or stayed for a period of more than 60 consecutive days after such judgments become final and non-appealable; (vii) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property or (D) makes a general assignment for the benefit of its creditors; (viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary in an involuntary case, (B) appoints a Custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or (C) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days; (ix) except as permitted under the Indenture, any Note Guarantee is held to be unenforceable or invalid by any final and non-appealable judgment or decree or ceases for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Guarantor that is a Significant Subsidiary, denies or disaffirms such Guarantor’s obligations under its Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the Indenture; or (x) except as permitted under the Indenture, any Security Document or any security interest granted thereby is held to be unenforceable or invalid by any final and non-appealable judgment or decree or ceases for any reason to be in full force and effect and such Default continues for 10 days after receipt of the notice specified in the Indenture, or the Company or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of such Person, denies or disaffirms the Company’s or such Guarantor’s obligations under any Security Document.

In the case of an Event of Default specified in clause (vii) or (viii) of the immediately preceding paragraph, all outstanding Notes shall become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Facilities is outstanding, such acceleration shall not be effective until the earlier of (a) the acceleration of such Indebtedness under the Credit Facilities or (b) five Business Days after receipt by the Company of written notice of such acceleration.  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture.

Upon any such declaration, the Notes shall become due and payable immediately.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration or waive any existing Default or Event of Default and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if and so long as it determines that withholding notice is in their interest.   Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

14.           TRUSTEE DEALINGS WITH COMPANY.

The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company, the Guarantors or their Affiliates, and may otherwise deal with the Company, the Guarantors or their Affiliates, as if it were not the Trustee.

15.           NO RECOURSE AGAINST OTHERS.

No director, officer, employee, incorporator, stockholder, member or other holders of Equity Interests of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

16.           AUTHENTICATION.

This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17.           ABBREVIATIONS.

Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.           CUSIP NUMBERS.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to the Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

J. Crew Operating Corp.
770 Broadway
New York, New York 10003
Telecopy:  (212) 209-2666
Attention:  Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to ___________________ (Insert assignee’s soc. sec. or tax I.D. no.) _____________________

______________________________________________________________

______________________________________________________________

______________________________________________________________

(Print or type assignee’s name, address and zip code)

and irrevocably appoint_____________________________ to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.13 of the Indenture, check the box below:

☐ Section 4.10      ☐ Section 4.13

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.13 of the Indenture, state the amount you elect to have purchased:

$________________

Date:	Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:________________

Signature Guarantee:____________________________________

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

[To be attached to Global Notes only:

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

EXHIBIT B

FORM OF NOTE GUARANTEE

Subject to Section 12.05 of the Indenture, each Guarantor hereby unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes and the Obligations of the Company under the Notes or under the Indenture, that: (a) the principal of, premium, if any, and interest on the Senior Subordinated Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration, redemption or otherwise, and interest on overdue principal, premium, if any, (to the extent permitted by law) and interest on any interest, if any, on the Notes and all other payment Obligations of the Company to the Holders or the Trustee under the Indenture or under the Notes will be promptly paid in full and performed, all in accordance with the terms thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other payment Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration, redemption or otherwise.  Failing payment when so due of any amount so guaranteed or any performance so guaranteed for whatever reason, each Guarantor will be jointly and severally obligated to pay the same immediately.

The obligations of each Guarantor to the Holders and to the Trustee pursuant to this Note Guarantee and the Indenture are expressly set forth in Article 12 of the Indenture, and reference is hereby made to such Indenture for the precise terms of this Note Guarantee.  The terms of Article 12 of the Indenture are incorporated herein by reference.  This Note Guarantee is subject to release as and to the extent provided in Section 12.04 of the Indenture.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its respective successors and assigns to the extent set forth in the Indenture until full and final payment of all of the Company’s Obligations under the Notes and the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.  This is a Note Guarantee of payment and not a guarantee of collection.

This Note Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note to which this Note Guarantee relates shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

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Dated as of , 2005	[NAME OF GUARANTOR(S)]

By:
Name:
Title:

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EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                            , 200      , among                                    (the “Guaranteeing Subsidiary”), a subsidiary of                                         (or its permitted successor), J. Crew Operating Corp. (the “Company”) (or its permitted successor), the other Guarantors (as defined in the Indenture referred to herein) and ([                       ]), as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of [           ] providing for the issuance of 9 3/4% Senior Subordinated Notes due 2014 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee the Company’s obligations under the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.             CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             AGREEMENT TO GUARANTEE.  The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth herein and in the Indenture, including but not limited to Article 12 thereof.

3.             NO RECOURSE AGAINST OTHERS.  No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, any Note Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

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4.             NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.             COUNTERPARTS.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

6.             EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

7.             THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

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EXHIBIT D

FORM OF TRANSFER CERTIFICATE FOR TRANSFER TO QIB

[Date]

[Address of Trustee]

Re:  9 3/4% Senior Subordinated Notes due 2014 by J. Crew Operating Corp.

Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of [          ] (as amended and supplemented from time to time, the “Indenture”), among the Company, the Guarantors (as defined in the Indenture) and [          ], as Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This letter relates to the transfer of $                 aggregate principal amount of Notes beneficially owned by the undersigned (the “Transferor”).

In connection with such request, and with respect to such Notes, the Transferor does hereby certify that such Notes are being transferred in accordance with Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), to a transferee that the Transferor reasonably believes is purchasing the Notes for its own account or an account with respect to which the transferee exercises sole investment discretion, and the transferee, as well as any such account, is a “qualified institutional buyer” within the meaning of Rule 144A, in a transaction meeting the requirements of Rule 144A and in accordance with applicable securities laws of any state of the United States or any other jurisdiction.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

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EXHIBIT E

FORM OF CERTIFICATE FOR TRANSFER PURSUANT TO RULE 144

[Date]

[Address of Trustee]

Re:  9 3/4% Senior Subordinated Notes due 2014 by J. Crew Operating Corp.

Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of [          ] (as amended and supplemented from time to time, the “Indenture”), among the Company, the Guarantors (as defined in the Indenture) and [          ], as Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed sale of $              aggregate principal amount of the Notes, [in the case of a transfer of an interest in a 144A Global Note: which represent an interest in a 144A Global Note beneficially owned by the undersigned,] we confirm that such sale has been effected pursuant to and in accordance with Rule 144 under the Securities Act.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

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